   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1999

                                                      REGISTRATION NO. 333-88511
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               B2BSTORES.COM INC.
                        (NAME OF ISSUER IN ITS CHARTER)

                DELAWARE                                    7389                                   11-3500746
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE)                     IDENTIFICATION NUMBER)

                            ------------------------

                   249 EAST OCEAN BOULEVARD                                            WOO JIN KIM, CEO
                 LONG BEACH, CALIFORNIA 90802                                         B2BSTORES.COM INC.
                         562/491-7180                                              249 EAST OCEAN BOULEVARD
        (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S                            LONG BEACH, CALIFORNIA 90802
 PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)                            562/491-7180
                                                                  (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                   DAVID ALAN MILLER, ESQ.                                          LAWRENCE FISHER, ESQ.
                   GRAUBARD MOLLEN & MILLER                                  ORRICK, HERRINGTON & SUTCLIFFE LLP
                       600 THIRD AVENUE                                                666 FIFTH AVENUE
                   NEW YORK, NEW YORK 10016                                        NEW YORK, NEW YORK 10103
                  TELEPHONE: (212) 818-8800                                       TELEPHONE: (212) 506-5000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as possible after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                                        MAXIMUM OFFERING       PROPOSED
                 TITLE OF EACH CLASS                    AMOUNT TO BE     PRICE PER          MAXIMUM AGGREGATE      AMOUNT OF
           OF SECURITIES TO BE REGISTERED               REGISTERED       SHARE(1)           OFFERING PRICE(1)    REGISTRATION FEE
Common stock, par value $0.01........................     3,500,000          $10.00            $35,000,000          $ 9,730.00
Common stock(2)......................................       525,000           10.00              5,250,000            1,460.00
Representatives' warrants to purchase shares of
common stock(3)......................................       350,000           .0001                     --                  --
Common stock(4)......................................       350,000           12.00              4,200,000            1,168.00
Total........................................................................................................       $12,358.00*

 *  Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933.

(2) Represents the shares of our common stock that may be purchased by the underwriters solely to cover over-allotments, if any.

(3) No registration fee is required under Rule 457(g) under the Securities Act.

(4) Represents the shares of our common stock purchasable by the representatives upon exercise of warrants being issued to them in connection with this offering.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1999

PROSPECTUS


                                3,500,000 SHARES


                               B2BSTORES.COM INC.




                                  COMMON STOCK

                                    [Logo]
                            ------------------------

     This is the initial public offering of shares of our common stock. In considering this offering, you should know that:

         o no public market exists for our shares prior to this offering;


         o we have applied to have the shares quoted on the Nasdaq SmallCap Market under the symbol "BTBC;"


         o we anticipate that the per-share price will be $10.00;

         o this offering is made on a firm-commitment basis; and

         o we have granted the underwriters a 45-day option to purchase up to 525,000 additional shares of our common stock solely to cover over-allotments, if any.

                                                                                    PER SHARE   TOTAL
                                                                                    ---------   -----
Public offering price.............................................................      $         $
Underwriting discount and commissions.............................................      $         $
Proceeds to b2bstores.com Inc.....................................................      $         $

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Gaines, Berland Inc. on behalf of the underwriters, expects to deliver the
shares on or about December    , 1999.


GAINES, BERLAND INC.                                      NOLAN SECURITIES CORP.

                            ------------------------

             The date of this prospectus is                  , 1999

[THIS PAGE IS THE INSIDE COVER OF THE PROSPECTUS AND CONTAINS ARTWORK DEPICTING
             EXAMPLES OF WEB PAGES AVAILABLE AT WWW.B2BSTORES.COM]

                               TABLE OF CONTENTS


                                                                                                             PAGE
                                                                                                             ----
Prospectus Summary.........................................................................................    4
Risk Factors...............................................................................................    7
Use of Proceeds............................................................................................   11
Dilution...................................................................................................   13
Capitalization.............................................................................................   14
Plan of Operations.........................................................................................   15
Business...................................................................................................   25
Management.................................................................................................   36
Principal Stockholders.....................................................................................   43
Certain Transactions.......................................................................................   45
Description of Securities..................................................................................   47
Underwriting...............................................................................................   50
Where You Can Find More Information........................................................................   52
Legal Matters...............................................................................................  53
Experts.....................................................................................................  53
Index to Financial Statements............................................................................... F-1

                 ---------------------------------------------


     UNTIL                   , 2000, ALL DEALERS SELLING SHARES OF THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

GENERAL

     b2bstores.com(Trademark) is an Internet web site specifically designed to assist business customers in the operation and development of their businesses. b2bstores.com provides user-friendly online access to business products and supplies. We are currently expanding our web site to provide access to business services, auctions and business-related information and content.


     Our objective is to become a leading, one-stop Internet destination for business customers--a place where they conduct their business-to-business transactions, build relationships with customers, suppliers and colleagues, and conduct their business-related research. The key elements of our strategy include:


         o Creating awareness of the b2bstores.com brand through intensive marketing;

         o Expanding our product offerings;

         o Creating and expanding our business referral services;

         o Creating marketing and distribution alliances with other Internet companies;

         o Enhancing web site utility through the creation of community among our customers and the provision of business content;


         o Creating and exploiting advertising revenue opportunities; and


         o Acquiring content and technology that is complementary to our business site.

CORPORATE BACKGROUND

     b2bstores.com Inc. was formed under the laws of the State of Delaware in June 1999. Our principal offices are located at 249 East Ocean Boulevard,
Suite 620, Long Beach, California 90802. Our phone number is 562-491-7180. Our web site is available at http://www.b2bstores.com. Information contained in our web site is not part of this prospectus.

     Enviro-Clean of America, Inc. is a principal stockholder of b2bstores.com Inc. Richard Kandel, our founder and chairman of the board, is also the chairman of the board, chief executive officer and principal stockholder of Enviro-Clean. You should refer to the sections of this prospectus entitled "Risk Factors" and "Certain Transactions" for a description of the relationships between b2bstores.com, Enviro-Clean, Mr. Kandel and other persons.

                                    THE OFFERING


Common stock offered......................  3,500,000 shares
Common stock outstanding prior to the
   offering...............................  4,021,643 shares
Common stock to be outstanding after the
   offering...............................  7,521,643 shares
Use of proceeds...........................  We intend to use the net proceeds of this offering:
                                            o for sales and marketing activities, including brand promotion;
                                            o to fund the development of our web site and customer support operations;
                                            o to repay loans made to us by Enviro-Clean;
                                            o to pay cash bonuses to some of our officers; and
                                            o for working capital and general corporate purposes.
Proposed Nasdaq SmallCap Market symbol....  BTBC


     If the underwriters fully exercise their over-allotment option to purchase additional shares, the total number of shares to be offered in this offering will be 4,025,000 and the total number of shares outstanding after this offering will be 8,046,643.

                         SUMMARY FINANCIAL INFORMATION

     This summary financial information should be read in conjunction with the section of this prospectus entitled "Plan of Operations" and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as of August 31, 1999 and for the period from our inception on June 28, 1999 to August 31, 1999 has been derived from our audited financial statements. The historical results presented in this prospectus are not necessarily indicative of our future financial position or results of operations.



     We began our commercial operations in September 1999 and have generated no revenues to date.



                                                                                                  JUNE 28, 1999
                                                                                                  (INCEPTION) TO
                                                                                                  AUGUST 31, 1999
                                                                                                  ---------------
STATEMENT OF OPERATIONS DATA
Revenues........................................................................................    $        -
                                                                                                    -----------
Operating expenses:
   General and administrative...................................................................         31,875
   Sales and marketing..........................................................................         23,060
   Start-up costs...............................................................................        130,431
   Stock-based compensation.....................................................................      1,901,500
                                                                                                    -----------
      Total operating expenses..................................................................      2,086,866
                                                                                                    -----------
Net loss........................................................................................    $(2,086,866)
                                                                                                    -----------
                                                                                                    -----------
Basic and diluted loss per share................................................................    $(     0.56)
                                                                                                    -----------
                                                                                                    -----------
Weighted average common shares outstanding......................................................      3,712,820
                                                                                                    -----------
                                                                                                    -----------


BALANCE SHEET DATA

                                                                                     AUGUST 31, 1999
                                                                                 ------------------------
                                                                                  ACTUAL      AS ADJUSTED
                                                                                 --------     -----------
Working capital................................................................  $365,849     $30,905,685
Total assets...................................................................   753,906      31,061,455
Total liabilities..............................................................   303,272         123,436
Stockholders' equity...........................................................   450,634      30,990,470

     The information presented in this table under the "As Adjusted" column assumes:

         o an offering price of $10.00 per share;

         o the sale of 3,500,000 shares of our common stock in this offering;

         o that we will receive net proceeds of $30,675,000 in this offering;
           and


         o that we will immediately apply a portion of the net proceeds to repay loans made to us by Enviro-Clean and to pay cash bonuses due to some of our officers upon completion of this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in b2bstores.com. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.

                   RISKS RELATING TO OUR FINANCIAL CONDITION


BECAUSE WE HAVE A VERY SHORT OPERATING HISTORY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY.



     We began our commercial operations in September 1999. Because of this very limited operating history, there are no meaningful financial results which you can use to evaluate the merits of making an investment in us. Accordingly, investment decisions must be made based on our business prospects. We may not be able to grow our business as planned or ever become a profitable business. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new company. We also face the risks inherent in operating in the rapidly evolving markets for Internet products and services. If we are unable to successfully address these risks or grow our business as planned, the value of our common stock will be diminished.



BECAUSE OUR OPERATING EXPENSES AND CAPITAL EXPENDITURES WILL OUTPACE OUR REVENUES, WE WILL INCUR SIGNIFICANT LOSSES IN THE NEAR TERM.


     We expect to incur significant operating expenses and make relatively high capital expenditures as we develop our Internet business. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses.

     Our near-term losses will be increased as a result of charges to earnings that we must recognize. Specifically, we have an obligation to grant options to some of our officers on the effective date of this prospectus. We will incur non-cash compensation charges as a result of these option grants. These charges will be recognized as the options vest. The amount of the charges will be equal to the number of shares purchasable under the options multiplied by (a) the aggregate market value on the effective date of the shares of common stock purchasable under the options, less (b) the aggregate exercise price of the options. Based on an assumed market price of $10.00 per share, these charges will be:

         o $400,000 in 1999;

         o $750,000 in 2000;

         o $425,000 in 2001; and

         o $425,000 in 2002.

     Our loss in 1999 also will be increased as a result of our issuance of 21,643 shares of common stock to consultants and directors in September 1999. For these issuances, we will incur a non-cash compensation charge of $216,430. In addition, upon consummation of this offering, we will be required to pay cash bonuses aggregating $130,000 to some of our officers. These payments will further increase our losses during 1999.


IF WE DO NOT RECEIVE THE PROCEEDS OF THIS OFFERING, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.


     Our independent certified public accountants' report for the period from our inception on June 28, 1999 through August 31, 1999 contains an explanatory paragraph. This paragraph states that our limited working capital position prior to our receipt of the net proceeds of this offering raises substantial doubt about our ability to continue as a going concern. Accordingly, if we do not consummate this offering, we may not be able to continue our operations.




                        RISKS RELATING TO OUR OPERATIONS



BECAUSE ONE OF OUR OPERATING AGREEMENTS REQUIRES US TO SHARE A SIGNIFICANT PORTION OF THE REVENUES WE GENERATE WITH A THIRD-PARTY, IT WILL BE MORE DIFFICULT FOR US TO BECOME A PROFITABLE BUSINESS.



       We will not retain all revenues generated through our web site, which will make it more difficult for us to become a profitable business. We have an agreement with Netgateway, Inc. through February 2001, under which it provides us with e-commerce processing and other technology services integral to our business. During the term of this agreement, we are obligated to share equally with Netgateway all advertising and "click-through" revenues generated through our web site. We also pay Netgateway a small percentage of all revenues generated through sales of products through our web site.



     IF WE DO NOT EXPAND OUR SYSTEMS AND INTRODUCE NEW PRODUCTS AND SERVICES IN A TIMELY MANNER, OUR FINANCIAL RESULTS WILL BE HARMED.



     We must be able to develop new products and services that address the increasingly sophisticated and varied needs of our customers and prospective customers. If we are unable to expand our systems and introduce new products and services in a timely manner, our financial results will be harmed. Numerous factors could prevent us from responding effectively to changes in our markets, including:


         o our lack of control over a substantial portion of the technology we use in our business, which could limit our ability to effectively adapt new technologies into our business;

         o our limited operating history and our limited number of personnel, which could compromise our ability to recognize changes in consumer preferences and translate them into the development of new products and services; and

         o the nonacceptance by the market of any new products and services we introduce.

BECAUSE WE DEPEND ON THIRD-PARTIES FOR THE TECHNOLOGY WE USE TO OPERATE OUR WEB SITE AND FOR THE SUPPLY OF THE PRODUCTS WE SELL, WE MAY EXPERIENCE DELAYS AND HARM TO OUR BRAND.



     We rely on several third-parties for the provision of the technology, products and services that are the fundamental components of our business, including Netgateway. If one or more of these parties are unable or unwilling to provide us with adequate service, our business and brand name could be substantially harmed. We may not be able to secure alternative sources for these services in a timely fashion or on acceptable terms. Our providers may determine to curtail the services they provide us or stop providing these services altogether for numerous reasons, including as a result of:


         o their entering into exclusive agreements with one or more of our competitors which prohibit them from engaging in business with us;

         o their entering into direct competition with us; or

         o their technology and systems experiencing outages or failures which render them incapable of providing services.


BECAUSE WE ARE A RELATIVELY SMALL BUSINESS, WE DEPEND ON THE EFFORTS OF A LIMITED NUMBER OF PERSONNEL. THE LOSS OF SERVICES OF ANY OF THESE PEOPLE COULD HARM US.



     Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that, given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.



BECAUSE OUR EXECUTIVE OFFICERS LACK SIGNIFICANT MANAGEMENT EXPERIENCE, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH.



     The growth of our business may place a significant strain on our management team and we may not be able to effectively manage our growth. None of our executive officers has significant experience in managing a company or overseeing a company's rapid growth.





              RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK



BECAUSE A PORTION OF THE PROCEEDS OF THIS OFFERING WILL BE USED TO PAY DEBT OWED TO A PRINCIPAL STOCKHOLDER AND CASH BONUSES TO SOME OF OUR OFFICERS, THESE PROCEEDS WILL NOT BE AVAILABLE FOR USE IN OUR BUSINESS.



     An aggregate of approximately $430,000 of the net proceeds will not be available for use in connection with the development of our web site and business operations. Approximately $300,000 of this amount will be used to repay debt owed to one of our principal stockholders. The remaining $130,000 will be used to pay cash bonuses to some of our officers that will be due upon consummation of this offering.

BECAUSE OUR CHAIRMAN OF THE BOARD WILL CONTINUE TO CONTROL B2BSTORES.COM AFTER THE OFFERING, YOUR ABILITY AS A STOCKHOLDER TO INFLUENCE THE MANAGEMENT OF B2BSTORES.COM WILL BE EXTREMELY LIMITED.



     Your ability as a stockholder to influence the management of b2bstores.com will be extremely limited. Richard Kandel, our chairman of the board, beneficially owns approximately 80.4% of our outstanding common stock prior to this offering, and will own approximately 43.0% upon completion of this offering. He will be in a position to significantly influence any matter put to a vote of our stockholders, including with respect to the election of our directors.



     BECAUSE OF HIS POSITIONS WITH BOTH B2BSTORES.COM AND ENVIRO-CLEAN, MR. KANDEL'S INTERESTS AT TIMES COULD BE CONFLICTED.



     Given his positions with both b2bstores.com and Enviro-Clean, Mr. Kandel's interests, at times, could conflict with the interest of b2bstores.com and our stockholders. Enviro-Clean maintains an online presence at www.b2bgoods.com and through this web site sells products related to its janitorial and sanitary maintenance operations. All of these products are also available through our web site. In this regard, Enviro-Clean could be deemed a competitor of ours.



THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS MAY PROVE TO BE INACCURATE.



     Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:



o "may,"                                      o "plans,"
o "will,"                                     o "expects,"
o "should,"                                   o "believes,"
o "estimates,"                                o "intends"


and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                                USE OF PROCEEDS

     Assuming an offering price of $10.00 per share, we estimate that we will receive net proceeds from this offering of approximately $30,675,000. If the underwriters exercise their over-allotment option in full, the net proceeds will be approximately $35,373,750. In either case, the net proceeds will reflect underwriting discounts and commissions and other expenses payable by us. We estimate that these discounts, commissions and expenses will be an aggregate of approximately $4,325,000 or $4,876,250, if the over-allotment option is fully exercised.

     We intend to use the net proceeds as set forth below. The information regarding our use of the proceeds assumes no exercise of the over-allotment option.

                         APPLICATION OF PROCEEDS                              AMOUNT      PERCENT
--------------------------------------------------------------------------  -----------   -------
Sales and marketing.......................................................  $18,000,000     58.7%
Development of our web site and customer support operations...............    2,500,000      8.1
Repayment of debt to principal stockholder................................      300,000      0.9
Payment of bonuses to officers............................................      130,000      0.4
Working capital and general corporate purposes............................    9,745,000     31.9
                                                                            -----------    -----
   Total..................................................................  $30,675,000      100%
                                                                            -----------    -----
                                                                            -----------    -----

     We intend to use approximately $18,000,000 of the net proceeds for sales and marketing activities and operations. An important part of these activities will be the development of the "b2bstores.com" brand and promotion of our web site and product and service offerings. These activities include:

               o the advertising of our web site in trade journals and
                 magazines,

               o direct mailings to businesses,

               o online marketing initiatives,


               o the appointment of one or more advertising agencies,



               o the hiring of sales and marketing personnel, and


               o the making of up-front payments that may be required by
                 fulfillment agents prior to their actual delivery of products to our customers.

     We intend to use approximately $2,500,000 of the proceeds for the continued technological development of our web site, including:


               o the in-house development of software and related technologies,


               o the hiring of design and technology personnel,


               o the purchase or leasing of hardware and third-party
                 technologies that we believe will enhance our web site's ease of use and sense of community,



               o the expansion of our customer support operations, including our
                 24-hour customer service telephone operations and live, online customer service chat area, and



               o the commercial launch and expansion of our auction capabilities and offerings, business referral services and business content offerings.

     We will use approximately $300,000 of the net proceeds to repay loans made to us by Enviro-Clean, one of our principal stockholders. These loans were made in the aggregate principal amount of approximately $290,000 in June, July and November 1999. They bear interest at the annual rate of 8%. All principal and interest is payable by us on the earlier of (a) December 31, 1999, and (b) the date this offering is consummated.

     We will use approximately $130,000 of the net proceeds to pay cash bonuses to some of our officers. These payments are required under their employment agreements.

     We intend to use the remaining net proceeds for working capital and general corporate purposes. These purposes may include:

               o the payment of salaries of additional management and
                 back-office personnel,

               o expenditures of capital for the expansion of our financial and accounting infrastructure; and


               o consideration paid for acquisitions, investments or strategic alliances domestically or abroad which have not yet been identified.


     Our management will have broad discretion in allocating the proceeds to be applied for working capital and general corporate purposes. If the underwriters exercise their over-allotment option in full, we intend to use the net proceeds from the sale of the shares sold under of the over-allotment option for working capital and general corporate purposes.


     Pending application of the net proceeds as described above, we intend to invest the net proceeds in:


               o short-term, interest-bearing investment grade securities,

               o money market accounts,

               o certificates of deposit, or

               o direct or guaranteed obligations of the United States
                 government.

                                    DILUTION

     A company's net tangible book value is equal to its total tangible assets, minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value, by the total number of shares of common stock outstanding. As of August 31, 1999, we had a net tangible book value of $398,183, or approximately $.10 per share of common stock.

     As of August 31, 1999, after adjusting for the issuance of 3,500,000 shares of our common stock in this offering, our as adjusted net tangible book value would have been approximately $30,990,470, or approximately $4.13 per share of common stock. This adjustment assumes a per-share offering price of $10.00. Upon completion of this offering, there will be an immediate increase in our net tangible book value of approximately $4.03 per share of common stock to existing stockholders and an immediate dilution of approximately $5.87 per share, or approximately 59%, to new investors.

     The following table illustrates this dilution:

Assumed initial public offering price per share.................................             $   10.00
         Net tangible book value per share as of August 31, 1999................        .10
         Increase per share attributable to sale of shares in this offering.....       4.03
                                                                                  ---------
As adjusted net tangible book value per share of common stock after this
   offering.....................................................................                  4.13
                                                                                             ---------
Dilution per share of common stock to investors in this offering................             $    5.87
                                                                                             ---------
                                                                                             ---------


     Assuming the exercise in full of the underwriters' over allotment option, our adjusted net tangible book value at August 31, 1999 would have been approximately $4.45 per share. This represents an immediate increase in net tangible book value of $4.35 per share to our existing stockholders and an immediate dilution in net tangible book value of $5.55 per share to new investors.


     The next table summarizes, as of August 31, 1999:

         o the number and percentage of shares of common stock purchased from b2bstores.com,

         o the amount and percentage of the cash consideration paid for those shares, and

         o the average price per share paid by existing stockholders and by new investors in this offering.

     The information in the table assumes an initial public offering price of $10.00 per share. It does not give effect to underwriting discounts and offering expenses that we will pay in connection with the offering or the exercise of the underwriters' over-allotment option.


                                                                TOTAL CASH
                                 SHARES PURCHASED              CONSIDERATION          AVERAGE
                              -----------------------     -----------------------      PRICE
                                NUMBER        PERCENT       AMOUNT        PERCENT     PER SHARE
                              -----------     -------     -----------     -------     ---------
Existing stockholders.....      4,000,000       53.3%     $   636,000        1.8%      $  0.16
New investors.............      3,500,000       46.7%      35,000,000       98.2%        10.00
                              -----------      -----      -----------      -----
   Total..................      7,500,000      100.0%     $35,636,000      100.0%
                              -----------      -----      -----------      -----
                              -----------      -----      -----------      -----

                                 CAPITALIZATION

     The following table sets forth our capitalization as of August 31, 1999 on an actual and as adjusted basis. The "As Adjusted" column shows our capitalization adjusted to reflect:

         o the issuance of 3,500,000 shares in this offering at an assumed public offering price of $10.00 per share,

         o the repayment of all of our short-term debt, and

         o the payment of cash bonuses to some of our executive officers that will be due upon completion of this offering.

                                                                                       AUGUST 31, 1999
                                                                                  ---------------------------
                                                                                    ACTUAL      AS ADJUSTED
                                                                                  ----------   --------------
Short-term debt.................................................................  $  179,836    $         --
                                                                                  ----------    ------------
                                                                                  ----------    ------------
Stockholders' equity:
   Preferred stock, par value $0.01 per share, 5,000,000 shares authorized; no
      shares issued, actual and as adjusted.....................................  $       --    $         --
   Common stock, par value $0.01 per share, 25,000,000 shares authorized;
      4,000,000 issued and outstanding, actual; and 7,500,000 shares issued and
      outstanding, as adjusted..................................................      40,000          75,000
   Additional paid-in capital...................................................   2,497,500      33,137,500
   Deficit accumulated during development stage.................................  (2,086,866)     (2,222,030)
                                                                                  ----------    ------------
      Total stockholders' equity................................................     450,634      30,990,470
                                                                                  ----------    ------------
      Total capitalization......................................................  $  450,634    $ 30,990,470
                                                                                  ----------    ------------
                                                                                  ----------    ------------

                               PLAN OF OPERATIONS

OVERVIEW

     We commercially introduced our web site, b2bstores.com, in September 1999. Since its introduction, our web site has provided our customers with the ability to purchase online business products and supplies in a growing number of categories.

     In addition to regularly adding new categories of available products, we are currently in the process of expanding our web site to provide our customers with access to:

     o online auctions;

     o business referral services; and

     o business information and content.

We expect to be providing commercial access to each of these areas through our web site by the end of the first quarter of 2000. We may, however, encounter problems or unexpected costs in connection with the introduction of any of these areas as described below.

      EXPANSION OF OUR PRODUCT CATEGORIES

     We regularly seek to expand our product categories by establishing relationships with additional fulfillment agents. These fulfillment agents are vendors that actually supply the products purchased by our customers through our web site. The terms of any agreement governing a relationship with a new fulfillment agent must be negotiated and will vary on a case-by-case basis. If we cannot negotiate agreements on commercially reasonable terms, we will not be able to expand our product offerings. Further, in each instance where we are able to establish a relationship with a new fulfillment agent, we must integrate that agent's electronic inventory and ordering system with the e-commerce system used by our web site. To successfully integrate our respective systems, we must work closely with the personnel of technology suppliers to the fulfillment agent. This integration can be time consuming. Although we are not required to make any advance payments under our existing fulfillment arrangements, these type of payments could be required under future arrangements.

      IMPLEMENTATION OF AUCTION FUNCTIONS


     We are currently integrating the necessary technology to provide online auctions at our web site. The technology we are using for the auction functions is being developed internally. Although basic auction functions are currently available at our website, we are expanding these functions. We deem our auction area to be in the development phase. Further, we have not marketed our auctions. Accordingly, there are only a few products currently up for auction at our web site. Once commercially launched, our auction functions will provide our customers with utility only to the extent other customers place items up for auction. Accordingly, we will have to spend material amounts of time and capital to market and promote our web site's auction functions. Our expanded auction functions are scheduled for commercial launch during the first quarter of 2000. The anticipated costs associated with the implementation of our expanded auction functions is approximately $120,000. We will use a portion of the proceeds of this offering to fund these costs. We will face intense competition from established web sites that provide auction access to users.


      INTRODUCTION OF BUSINESS SERVICE REFERRALS


     We are currently negotiating with providers of financial services, accounting services, legal services and other services to serve as service providers to customers at our web site. We are spending significant time in connection with our efforts to assemble a group of service providers willing to utilize our web site for the promotion of their services. For each provider, we must negotiate the terms of our referral relationship, including the amount of commission to be paid to us for each customer we refer. Some industries may have stringent guidelines relating to the payment of commissions for referral services. We must ensure in each instance that we are in compliance with these guidelines. It is our current intention to not engage in any business referals that would require us to become licensed or regulated by any agency.



     In each case, we must design and integrate into our web site a link to the web site of the service provider. This will require us to expend significant time and capital. The anticipated costs for implementing our business service referral functions include one-time expenses of approximately $60,000 during the first quarter of 2000. These costs will relate to the development and integration of approximately ten complex service-provider projects and 20 simple links to service providers. These costs will be funded by a portion of the proceeds of this offering.


      PROVISION OF BUSINESS INFORMATION AND CONTENT


     We have already begun to provide business information and other content to our customers, including:



         o computer product reviews,



         o news,



         o stock market information, and



         o downloadable driving directions.


This information is supplied by third-party content providers. We are required to pay a fee for the content we make available through our web site. We intend to expand our roster of content providers and the information available through our web site. The arrangement we have with each content provider varies on a case-by-case basis.


     The anticipated cost for our business content and information functions will be approximately $12,000 per month on an ongoing basis for licensing of content and a one-time cost of $15,000 for the development and integration of our functions. We anticipate that these costs will be partially covered by corporate sponsorships at our web site. The remaining costs will be funded by a portion of the proceeds of this offering.


SOURCES OF REVENUE

     We believe that we will derive our revenues from the following sources:

         o product sales;

         o service referral fees and commissions;

         o advertising;



         o "click through" fees; and



         o vendor management fees.



      PRODUCT SALES



     We sell products from our expanding catalog of products -- from cleaning products to office supplies to computers. We also intend to provide our business customers with the ability to purchase flowers, collectibles, vacation packages and other ancillary products. We expect a substantial majority of our revenue to come from the online sale of products. We intend to account for each product sold through our web site as a sale by us directly to our business customer. The entire amount paid for the product by customer is accounted by us as revenue.



     Enviro-Clean is our fulfillment agent for janitorial and sanitary maintenance products offered through our web site. All Enviro-Clean products purchased through our web site are distributed directly to our customers by Enviro-Clean through this fulfilment relationship. Enviro-Clean charges us a price for each product equal to its cost for the product. Enviro-Clean also is entitled to receive a payment from us equal to 2% to 5% percentage of all revenues generated by us through the sale of products supplied by Enviro-Clean.



     We will conduct electronic auctions and process orders in exchange for a commission on the sale of the vendor's merchandise. Under this arrangement, at the conclusion of an auction we will forward the order information to the vendor, who then will charge the customer's credit card for the merchandise and ship the merchandise to the customer. In these transactions, we will not take title to or possession of the merchandise, and the vendor will bear all of the risk of credit chargebacks.


      SERVICE REFERRAL FEES

     We will provide our business customers with access to a broad range of business services. Subject to regulation in applicable industries, we will generate revenues from our service referral activities through the collection of commissions and referral fees from the service providers to which we direct our business customers.

      ADVERTISING REVENUE

     Revenue from advertising on the Internet is driven by the size and quality of a web site's audience. We believe that our target audience -- business customers -- will give us the ability to structure attractive transactions with advertisers. Advertising revenue, if any, will be earned from:

         o the sale of advertising banners,

         o the placement of pop-up windows and

         o the sale of other sponsorship or promotional rights placed on our web site. We believe that advertising on our web site will be an important source of our revenue in the future.

     In order to effectively sell advertising on our web site, we believe we will need to consistently achieve more than 1,000,000 hits per month. As of November 30, 1999, our monthly run rate for hits is approximately 40,000.


     The rates that we charge our advertisers for the placement of the advertisements at our web site will range from $0.005 to $0.02 per hit, based upon the amount of advertising purchased and the relative placement of advertising within our web site. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all advertising revenue generated through our web site.


      "CLICK-THROUGH" REVENUE


     We will participate in affiliate programs with online retail partners by placing "click-through" tags in our web site. When a business customer points his or her mouse to one of these click-through tags and clicks the mouse, he or she will be brought to the e-commerce web site of one of our retail partners. Our click-through tags will allow us to generate revenues through the collection of sales commissions from our click-through retail partners. Commissions from our click-through initiatives will vary. During the term of our agreement with Netgateway, we are obligated to share equally with Netgateway all revenues generated through our "click-through" arrangements. Our agreement with Netgateway is through February 2001.



      VENDOR MANAGEMENT FEES



     Enviro-Clean operates its own product web site at www.b2bgoods.com. This web site offers janitorial and sanitary maintenance products, along with products in a limited number of other categories. All of those products are also available at our web site. Enviro-Clean's web site also offers hyperlink access to our web site. Under our agreement with Enviro-Clean, Enviro-Clean has agreed that, until it owns less than 10% of our outstanding common stock, it will refrain from selling its own products through any web sites other than its own or ours. It will also refrain from offering any other types of products at its own web site.



     We provide Enviro-Clean with access to web site transaction processing and e-commerce services for its b2bgoods.com web site through our e-commerce backbone. For these services we receive from Enviro-Clean a fee equal to the greater of (a) 10% of

Enviro-Clean's revenues generated through e-commerce activities conducted through www.b2bgoods.com and (b) 50% of Enviro-Clean's gross profits generated through e-commerce activities conducted at www.b2bgoods.com.


EXPENSES

     Our expenses are composed of:

         o salaries;

         o sales and marketing costs;

         o costs of products;

         o web site and technology development costs;

         o customer satisfaction operations; and

         o general and administrative costs.

      SALARIES

     We believe that there are four key components to our success. They are:

         o effective marketing of our web site to vendors, advertisers and business customers;

         o efficient management of fulfillment agents, which are the entities that will supply and distribute products purchased at our web site;

         o availability of useful and attractive web site features and leading-edge technology; and

         o effective execution of our operations.

     In order to excel in all of these areas, we must hire talented personnel. Competition for qualified, experienced personnel in the high-tech market is intense. In order to compete effectively in this labor market, we must provide generous compensation plans. Accordingly, we will incur significant expense in hiring and retaining the personnel we need to grow our business.

      SALES AND MARKETING COSTS

     We will use a significant portion of the proceeds of this offering for our sales and marketing activities. These activities will be extremely important to:

         o the development of our brand name,

         o the creation of traffic to our web site, and

         o the promotion of our business, products and services.

     We will incur significant expenses in connection with:

         o advertising,

         o promotional and public relations activities,

         o merchandising,

         o market research and consultancy, and

         o customer database management.

      COSTS OF PRODUCTS

     Product orders are actually fulfilled by one of our fulfillment agents, which charges us a negotiated price for the product. Generally, upon shipment of a product from one of our fulfillment agent's premises, we assume title to the product. Accordingly, risk of loss is assumed by us until the product is received by our customer. The amounts we are charged by our fulfillment agents for the products we purchase from them are expensed by us as part of our cost of sales.

      WEB SITE AND TECHNOLOGY DEVELOPMENT COSTS

     Competition for user traffic among business-related web sites is intense. Web sites can differentiate themselves from others by providing users with an online experience that is easy, efficient and useful. By providing an online experience that is also informative and entertaining and visually pleasing, web sites can increase the percentage of first time users that return to the web site again. The quality of the online experience is directly related to the underlying technologies utilized by the web site. This technology includes:

         o web site content,

         o design,

         o operational software,

         o transaction processing systems, and

         o telecommunications infrastructure.

We will be required to consistently update our hardware and software systems in order to deliver leading-edge technical solutions on our web site and provide users with an online experience superior to that provided by competitors. Accordingly, we will incur significant ongoing expense with respect to our technology.


     Currently, we rely heavily on Netgateway for our technical infrastructure and to host and deliver our web site. For these services we paid Netgateway an up-front fee, with additional nominal operating fees payable to Netgateway based on the number of hits on our web site. We also are required to pay Netgateway a small percentage of all revenues generated from sales processed through our e-commerce backbone. The percentage we must pay varies according to sales volume. We must pay this percentage for sales of products by us and sales by other web sites to which we provide vendor management or processing services. Our agreement with Netgateway is through February 2001.


     We believe that by initially outsourcing a large portion of our technology infrastructure, we will be able to reduce the up-front costs associated with constructing and expanding a complex e-commerce and business information community, pay for a large portion of the services provided by third-party technology providers only as we generate revenues from our web site, and harness the proven experience of these technology providers. Over time, as our web site and operations mature, we intend to internally develop or otherwise internalize a significant portion of the technology used to operate our business.

      CUSTOMER SATISFACTION OPERATIONS

     In order to effectively compete with traditional retailers, as well as overcome any hesitancy potential customers may have in purchasing products over the Internet, we have implemented a customer satisfaction program. We believe that most e-commerce companies do not provide users with real customer service. We intend to differentiate our web site from other business web sites by providing live, attentive customer service. Our customer satisfaction system manages customer service issues 24 hours a day, seven days a week both in person and online. We will incur substantial ongoing costs in connection with the operation of this system, including fees payable to companies to which we outsource parts of our customer satisfaction program.

     As part of our customer satisfaction program, we plan to offer customers the guarantee that they will get the products they ordered, in a timely fashion, and in working order. If our customers are dissatisfied with a product, they will have 30 days to return it, and we will refund their money. Accordingly, we may be required to make significant reserves for returns and to defer recognition of revenues for periods of time.

      GENERAL AND ADMINISTRATIVE COSTS

     We will incur significant expense in connection with the salary, benefits and staff costs for general management and administrative employees, costs relating to our facilities and professional services.

RESULTS OF OPERATIONS

     We have a very limited operating history and our activities to date have been limited to launching our service, establishing relationships with e-commerce partners and refining our product presentation. As a result, our historical financial information is not necessarily indicative of our future financial performance.

     Since our inception on June 28, 1999 through August 31, 1999 we have incurred $2,086,866 of total operating expenses. which were comprised of the following:

     o $31,875 of general and administrative expenses, primarily comprised of payroll and related expenses.


     o $23,060 for sales and marketing, virtually all of which was installation costs associated with our phone system to support customer service.

     o Start up costs of $130,431, which includes development costs associated with the Netgateway agreement, legal fees, and identity design expenses.

     o $1,901,500 of non-cash compensation charges relating to the issuance of common stock at a price determined to be below fair market value.

     Since inception through August 31, 1999, we have incurred an aggregate net loss of $2,086,866.

     We have cash commitments of approximately $897,000 during 2000 and $972,000 during 2001. These commitments arise under:

     o our agreements with our officers; and

     o operating leases.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, our working capital requirements have been satisfied through:

         o capital contributions by our current stockholders, including Richard Kandel, our chairman of the board, and Enviro-Clean of America Corp., a principal stockholder of b2bstores.com and

         o loans made to us by Enviro-Clean.


     In June 1999, we sold 3,666,667 shares of our common stock to Mr. Kandel, Enviro-Clean and others for $27,500 in the form of $11,000 cash and the transfer to us of the web address, www.b2bstores.com.


     In June, July and November 1999, Enviro-Clean made loans to us in the aggregate principal amount of approximately $290,000. These loans bear interest at the rate of 8% per annum and are repayable on the earlier of
(a) December 31, 1999 and (b) the date this offering is consummated.


     In August 1999, we raised proceeds of $625,000 through the sale of 333,333 shares of our common stock to Mr. Kandel, and other persons, some of whom are affiliated with Enviro-Clean. The purchase price was $1.88 per share.


     In September 1999, we issued:

         o an aggregate of 16,643 shares of our common stock to various persons in consideration of accounting services rendered by them to us during our start-up phase.


         o 2,500 shares of our common stock to each of John Higgins and Philip Ellett in consideration of their becoming directors of b2bstores.com.



     Our working capital at August 31, 1999 was $365,849. Our independent certified public accountants' report for the period from our inception on June 28, 1999 through August 31, 1999 states that our limited working capital position prior to our receipt of the net proceeds of this offering raises substantial doubt about our ability to continue as a going concern. Accordingly, the continuation of our operations is dependent upon our receipt of the net proceeds of this offering.



     We anticipate that the net proceeds of this offering will satisfy our capital requirements for at least the 18-month period following the consummation of this offering. Thereafter, we must either generate cash from our operations sufficient to fund our continued growth, or access sufficient capital from external sources. These sources could include the public or private markets for our equity or debt securities. However, external sources of capital may not be available when or in the amounts needed.



     Any issuance of equity securities would dilute the interest of our stockholders. If we incur debt, our cash flow may be insufficient to pay the principal and interest on that debt. Further, the instruments governing any debt we incur will typically contain extensive covenants restricting our activities. These restrictions could have important consequences for our business, including:



         o limiting our ability to access the additional capital we will need to sustain and grow our business;



         o limiting our flexibility in planning for, or reacting to, changes in our business; and



         o placing us at a competitive disadvantage to less leveraged competitors, which could have more capital to invest in their operations.


SEASONALITY

     Although we have a limited operating history, we expect to experience seasonal variations in our e-commerce and advertising revenue, especially during the summer period, when user traffic levels are expected to decline. Our e-commerce revenue may be affected by stronger consumer goods sales during the fourth calendar quarter of the year. In addition, our advertising revenue may experience the same seasonal and cyclical patterns as those in traditional media, where advertising increases ahead of the year-end holiday buying season.

YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 problem. We also depend on telecommunications providers to maintain network reliability.

     Our year 2000 compliance program covers proprietary and internal systems as well as third party systems.

      PROPRIETARY AND INTERNAL SYSTEMS

     Our program involves the following phases:


     Systems Review.   We have completed a comprehensive review of all internal
financial, informational and operational systems. To date, we have not found any year 2000 problems.



     Testing.   We created a test environment and performed testing. These tests indicate that our internal systems will function properly after December 31, 1999.



     Contingency Planning.   This phase involves reducing the risk of year
2000-induced business disruption by confirming that we are able to produce a minimum acceptable level of service in the event of internal or external critical systems failure. We expect to complete contingency planning by December 28, 1999.

      THIRD PARTY SYSTEMS

     Third parties provide and support much of our service. A large part of our year 2000 program involves confirming that these third party systems are year 2000 compliant. In particular, we depend on telecommunications providers to maintain network reliability and Netgateway to manage the computer servers for our web site. Netgateway has informed us that it has completed the evaluation of its own internal year 2000 compliance and that it believes it is year 2000 compliant.

      YEAR 2000 COMPLIANCE COSTS

     We have not incurred any costs to date in connection with revising our systems to ensure that they are year 2000 compliant. We do not expect to incur any significant costs in connection with our ongoing efforts to ensure that our systems and the systems of our third-party technology suppliers are year 2000 compliant.

      YEAR 2000 RISKS


     There can be no assurance that we will be completely successful in our efforts to address year 2000 issues in our proprietary and internal systems. An extended year 2000-related disruption could cause our business customers to seek alternative web sites or cause an unmanageable burden on our technical and customer support services. This could materially and adversely affect our business, financial condition and results of operations.



     In addition, there can be no assurance that governmental bodies, utility companies, Internet access companies and others outside of our control will be year 2000 compliant. The failure by any of these entities to be year 2000 compliant could result in prolonged



Internet, telecommunications or electrical failure. This could prevent us from delivering our services to our customers and decrease the use of the Internet or prevent users from accessing web sites. This could materially and adversely affect our business, financial condition and results of operations.


     It is likely that the computer equipment used by some of our business customers may not be year 2000 compliant. As a result, some of our business customers may not be able to access our service for some time during the beginning of 2000 which may result in a decrease in the number of our active registered accounts and in our revenue generally.

                                    BUSINESS

GENERAL

     b2bstores.com is an Internet web site specifically designed to assist business customers in the operation and development of their businesses. Our objective is to become a leading, one-stop Internet destination that enables business customers to conduct e-commerce, communications and other online interaction with their customers, suppliers and colleagues.

     The concept for b2bstores.com was created by Richard Kandel. Mr. Kandel offered the "b2bstores.com" concept to Enviro-Clean. However, the board of directors of Enviro-Clean determined that Enviro-Clean would not focus its business operations on the concept. In turn, Mr. Kandel was given permission by Enviro-Clean to form b2bstores.com. b2bstores.com was formed in June 1999.


     After the formation of b2bstores.com, 2,000,000 shares of common stock were issued to Enviro-Clean in consideration of:



         o a nominal contribution to the capital of b2bstores.com; and



         o the transfer of the web address, www.b2bstores.com, which had previously been applied for by Mr. Kandel in the name of Enviro-Clean.



     Concurrently, an aggregate of 1,666,667 additional shares of common stock were issued to Mr. Kandel and other persons for nominal capital contributions to b2bstores.com. Some of the persons are affiliated with Enviro-Clean. See the section of this prospectus entitled "Certain Transactions" for details regarding the formation and capitalization of b2bstores.com.


OUR OPPORTUNITY

   THE GROWTH OF THE INTERNET

     The Internet is a mass communications medium, enabling millions of people worldwide to share information and interact with one another. This ability to interact serves to create community among individuals with similar interests and objectives. In August 1999, Jupiter Communications projected that the number of Internet users in the United States will grow from 100 million in 1999 to 150 million in 2003.

     The interactive nature of the Internet allows online merchants to communicate effectively with one another, and with customers, and allows advertisers to target customer bases having specific demographic characteristics and interests. As a result, the Internet is emerging as an attractive, and in many cases, preferred medium for the transaction of business, including e-commerce activities. In November 1998, Forrester Research projected business-to-business e-commerce to grow from $100 billion in 1999 to $1.3 trillion in 2003.

   THE ADVENT OF BUSINESS WEB SITES

     We believe that businesses have historically had to go to a number of separate, traditional sources to obtain the products, supplies, services and information necessary for their operations. Similarly, they have used a variety of traditional channels, such as trade magazine, trade shows, buyer's guides, direct mail initiatives and trade journals for the advertising and marketing of their products and services.


     Businesses are now increasingly utilizing the Internet as a valuable tool to access customers and suppliers, to communicate with partners and to operate more efficiently.

Currently, the vast majority of business web sites focus on the offering of one of the following three types of solutions:

         o Product sites.   These web sites focus primarily on the online sale
           of products. Many of these web sites historically have focused on computer hardware and software, with limited diversification into other products.


         o Service referral sites.   These web sites focus primarily on the
           referral of business customers to services provided by other companies. Typically, the listings on these web sites have no detailed information about the businesses to which they are referring business customers.


         o Business content sites. These web sites primarily offer business customers access to a wide array of articles, information and news services that are aimed at the business customer. These web sites seek to generate revenues through the sale of business information and by attracting high-volume traffic and then leveraging this traffic into advertising revenue.

     We believe that b2bstores.com will provide business customers with the combined abilities to purchase a broad range of quality products, access a wide variety of business-related services and research comprehensive business information, all at a single, user-friendly web site.

OUR OBJECTIVE AND STRATEGY


     We are creating an easy-to-use Internet web site that provides our business customers with access to quality products and supplies, a premier network of business services and a broad menu of business content. The key elements of our strategy include:



     CREATING AWARENESS OF THE B2BSTORES.COM BRAND.   It is imperative that we
create awareness of the b2bstores.com brand in order to attract business customers to our web site, garner advertisers for our web pages and place b2bstores.com in a favorable position when creating our relationships with vendors and other fulfillment partners. We intend to conduct extensive marketing activities, including the placement of advertisements online and in trade journals and other print publications, in order to create and enhance awareness of the b2bstores.com brand. Our marketing efforts strive to present b2bstores.com as an enjoyable, easy-to-use Internet web site that helps businesses work more efficiently and cost effectively. We intend to use a significant portion of the proceeds of this offering for extensive marketing activities to build awareness of our brand and drive traffic to our web site.



     EXPANDING OUR PRODUCT OFFERINGS.   We regularly seek to expand our product
offering categories and the breadth of products available in these categories through the creation of relationships with vendors and distributors. We also will be commercially introducing auction capabilities in the first quarter of 2000. Auctions will allow us to increase the types of products available at b2bstores.com and provide our business customers with the opportunity to transact business directly with one another. We believe that one of b2bstores.com's competitive strengths will be our highly diverse product mix, allowing us to offer low margin commodity products as well as higher-margin specialty goods.



     CREATING AND EXPANDING OUR BUSINESS REFERRAL SERVICES.   In the first
quarter of 2000, we will begin to offer our business customers access to many business services on a referral basis. It is currently anticipated that these service will include 401(k) consulting;

accounting; insurance; advertising; leasing services; legal services; and telecommunications services. Our customers will be able to research service providers and interact with them and, in many cases, engage their services without leaving our web site.


     CREATING MARKETING AND DISTRIBUTION ALLIANCES.   In order to increase the
number of business customers that visit our web site, and to enhance our product and service offerings and e-commerce infrastructure, we are actively pursuing relationships with:

         o providers of business, business related and ancillary products;

         o suppliers of industry specific raw materials and raw goods;

         o providers of business and professional services;

         o proprietary online services;

         o operators of leading Internet portals; and

         o producers of Internet content.

     ENHANCING WEB SITE UTILITY THROUGH THE CREATION OF COMMUNITY AND THE
PROVISION OF BUSINESS CONTENT.   Our web site strives to create community among
our business customers and their customers, suppliers and colleagues. Our web site's community and business information functions are designed to provide easy interaction between the business customer and the web site, and the business customer and other business customers. Our web site also will provide our business customers with access to highly specific information.


     CREATING AND EXPLOITING ADVERTISING REVENUE OPPORTUNITIES.   We believe
that a concentrated user base of business customers will possess characteristics highly desirable to business-to-business advertisers, and will differentiate our web site from most other e-commerce web sites.


     ACQUIRING COMPLEMENTARY CONTENT AND TECHNOLOGY.   We will regularly seek to
acquire business content and e-commerce technologies that are complementary to our business focus and community objective. We may acquire content and/or technologies through the purchase of assets or the acquisition of companies possessing these assets. We may pay for any asset purchase or acquisition in cash, through the issuance of our securities or a combination of cash and securities.

THE B2BSTORES.COM WEB SITE

     Our web site moves business-to-business transactions and other business operations away from traditional modes to the Internet. Our web site is designed as a community mall--a place where business customers can visit a "virtual storefront" or product category of their choice, seek out services from professionals, research issues important to their business and meet and communicate with customers, suppliers, colleagues and competitors. We strive to make our web site user friendly and to create an experience that is highly useful, efficient, enjoyable and informative for the business customer.

   PRODUCT CATEGORIES

     Our business customers have access to a growing number of product categories online. The products in these categories are sold by us. All product fulfillment will be done through our vendors and other third parties. We believe that there are numerous sources of products for each of our product categories.

     The various product catalogs available at our web site are designed to be visually attractive, informative and easy to use. Our online product catalogs provide our vendors with the ability to monitor and evaluate e-commerce activity, and provide our web site advertisers with the ability to track the number of visitors and leads generated from a particular catalog, product category or banner advertisement.

     We currently offer business and business-related products in the following categories:


o office supplies                                o safety and industrial supplies
o janitorial supplies                            o desktop computer systems
o computer supplies                              o computer peripherals, including
o notebook computer systems                      monitors and disk drives
o software                                       o mutual funds
o office furniture


     During 2000, we intend to expand our product offerings to include the following additional categories:

o books                                          o music
o printing supplies                              o pre-paid calling cards
o promotional products                           o executive travel accessories
o time management products                       o fitness products
o videos                                         o stationery
o travel                                         o magazine subscriptions


     Enviro-Clean is our fulfillment agent for janitorial and sanitary maintenance products offered through our web site. All Enviro-Clean products purchased through our web site are distributed directly to our customers by Enviro-Clean through this fulfilment relationship.





SERVICE REFERRALS


     The operation of a business requires not only the purchase of supplies and business products, but also the use of professional services. In the first quarter of 2000, we will begin to offer our business customers online access to business and professional services on a referral basis. The service categories will include, among others, the following:


o 401(k) consulting and products                 o event planning services
o accounting services                            o human resources consulting
o advertising agencies                           o insurance brokerage services
o leasing services                               o Internet service providers
o legal services                                 o executive recruiters
o commercial real estate brokerages              o telecommunications services
o computer networking services                   o marketing agencies and services
o e-commerce merchant hosting                    o computer repair services
  services through which businesses              o payroll services
  can have their e-commerce initiatives handled
  by third-party providers

BUSINESS CONTENT AND COMMUNITY


     We believe that the creation of an active online community at our web site and the provision of valuable business information will create loyalty among our business customers and promote repeat visitation and web site use. We are designing our web site to provide business customers with access to:

         o information and reviews relating to products and services offered through our web site;




o industry specific news and publications;


         o chat rooms and bulletin boards, where industry specific and general topics relevant to the community interest are discussed;


         o an events calendar, which publishes the dates, time and other relevant information relating to events that are important to web site users;


         o a personal calendar, which is a customizable interactive calendar that allows the business customer to schedule and keep track of important dates, times and other information and receive e-mail reminders;

         o classified advertisements, where job listings and other business relevant advertising may be placed and reviewed;

         o educational resource centers;

         o up to the minute national and regional news;

         o stock quotes;

         o yellow and white page directory services;




o franchise and other business opportunities; and


         o trade association newsletters and information.

SALES AND MARKETING

   SALES AND DISTRIBUTION

     When an order is placed at our web site, the order is electronically processed by our systems and then forwarded to the inventory management system of one of our fulfillment agents. Our fulfillment agent then packages and delivers the order to the business customer. We bill the business customer directly and collect the purchase price. We pay our fulfillment agents directly for their services and supplies.

     Business services accessible through our web site will be provided to our business customers by third-party professionals and other businesses. Subject to regulation in applicable industries, we will generate revenues from our service referral activities through the collection of commissions and referral fees from the service providers to which we direct our business customers.

     As is the case with most web sites, we also will place "click-through" tags in our web site. When a business customer points his or her mouse to one of these click-through tags and clicks the mouse, he or she will be brought to the e-commerce web site of one of our retail partners. These click-through tags will allow b2bstores.com to generate revenues through the collection of sales commissions from our click-through retail partners.

   MARKETING

     We will use a variety of marketing programs to increase awareness of the "b2bstores.com" brand and to drive traffic to our web site. Our marketing strategy contains a mix of print advertising, outbound e-mail, telemarketing, new media banner campaigns, trade shows and direct mail. We also will participate in industry specific events, industry association activities and partnerships with interactive services companies.

     An important part of our strategy to drive traffic to our web site is to market our web site through online advertising and hyperlinks maintained by other Internet companies. If we cannot secure or maintain marketing agreements with other Internet companies, our business will be harmed. We may not be able to enter into marketing agreements with these companies on favorable terms or at all. Web sites that also seek to sell products and services to businesses may be unwilling to advertise our web site. In addition, other e-commerce companies that advertise on popular web sites may have exclusive advertising relationships with these web sites or may otherwise object to our attempts to enter into marketing agreements with these web sites.


     Users of our web site are referred to as "members." Our members are able to purchase products through our web site at "member prices." Member prices are simply our every day lowest price on the products we sell. These prices are available to any user of our web site. The use of the terms "members" and "member prices" are therefore strictly marketing tools which are designed to promote a sense of community at our web site.


TECHNOLOGY

     We have entered, and continue to seek to enter, into relationships with technology providers in connection with the development, operation and maintenance of our web site. We rely on Netgateway for the design, development, maintenance and hosting of our web site. As part of this relationship, we also have use of Netgateway's state-of-the-art data center and its experienced staff of software and e-commerce technology developers.


     In conjunction with our original agreement with Netgateway, we recently entered into a development agreement with Netgateway. Under this ancillary agreement, our internal technology personnel are able to customize the Netgateway technology we currently use for applications relating to our web site and related business. All customization and improvements created in connection with this agreement will be owned by Netgateway. Upon the termination of our agreements with Netgateway, we will retain a perpetual license to utilize the modifications we develop in the operation of our web site and business. Our agreements with Netgateway are through February 2001.


     We are assembling a staff of in-house designers and programers to continually add functionality to our site. Our technology staff updates our site's look and feel, and ensures that all content stays current and useful. We believe that an internal technology staff will enable us to address specific customer requirements for functionality, as well as handle custom integration issues which may arise from large vendor partners or business customers.

     In structuring our technology backbone, we ensure that the resulting platform has the following characteristics:

     SCALABILITY.   We require our backbone to be scalable for the rapid
deployment of functions, features and content as required to meet the demand of our business customers while maintaining desired performance standards. In the rapidly changing Internet environment, the ability to update an application to stay current with new technologies is important. Our site system and related technologies allow for the addition, modification, or replacement of web site based applications in a cost-efficient and expeditious manner.

     RELIABILITY AND SECURITY. We use leading-edge software to protect our web servers. The majority of our hardware and software is maintained by Netgateway, which provides us with professional data center hosting facilities and redundant high-speed Internet connectivity. Netgateway monitors and supports our systems 24 hours a day, seven days a week. We also are currently developing our own content and web site management tools to facilitate the maintenance and updating of our web site.

     We must ensure that our business customers do not experience significant or frequent disruptions in their access to our web site. Web site failures could result in loss of existing customers and opportunities to garner additional customers. Our business also is highly dependent on our systems to process, on a daily basis, transactions across numerous and diverse markets. We rely heavily on our data processing systems, as well as our telecommunications systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer disruptions to our business. These disruptions could expose us to liabilities to clients, regulatory interventions or damage to our reputation and the development of our brand name.

     The need to securely transmit confidential information over the Internet has been a significant barrier to e-commerce and communications. We are potentially vulnerable to attempts by unauthorized computer users to penetrate our network security. If successful, those individuals could cause serious interruptions in our services. We may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate resulting problems. Despite efforts we make to maintain network security, we may not be successful.

     If third parties are able to successfully penetrate our network security and misappropriate our business customer's personal or credit card information, we could be subject to liability. This could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. We also could be subject to claims for violation of data protection rights. Any of these claims could result in litigation. Publicized acts of misappropriation of our customers' information would also likely harm our reputation.

PROPRIETARY RIGHTS

     We regard the protection of our intellectual property, including our URL "www.b2bstores.com" and our "b2bstores.com" trademark, as critical to our success. A URL is a website's address, which when entered by a user into a web browser, takes the user to the desired web site. We also rely on the proprietary technology of third parties, including Netgateway. Unauthorized use of the intellectual property used in our business by third parties may damage our brand and our reputation. We rely on intellectual property laws and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights.


     If we are unable to protect our "b2bstores.com" domain name our business could be harmed. We may be unable to prevent third parties from acquiring Internet domain names that are similar to ours. We anticipate that many web sites will use the term "b2b" as part of their URL or brand name. Creating brand awareness for a brand containing the term "b2b" may prove difficult if the markets confuse, or are unable to differentiate among, the numerous web sites branded with the term "b2b."


VENDOR MANAGEMENT SERVICES

     We intend to utilize our capabilities in the management of vendor relationships to provide commerce management services to other web sites. We will allow other business-related web sites to access our product offerings and offer these products to their own users. Product orders placed through these web sites will be processed through our systems, and fulfilled by our fulfillment agents. We will charge our e-commerce web site partners negotiated commissions based on sales of our product offerings generated through their web sites.

     Enviro-Clean operates its own product web site at www.b2bgoods.com. This web site offers janitorial, sanitary maintenance and products in a limited number of other categories. We provide Enviro-Clean with access to web site transaction processing and e-commerce services for its b2bgoods.com web site through our e-commerce backbone. See section of this prospectus entitled "Certain Transactions" for a description of this relationship.

GOVERNMENT REGULATION


     We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues that include:


     o user privacy;

     o pricing;

     o tax;

     o content;

     o copyrights;

     o distribution; and

     o characteristics and quality of products and services.

     In addition, the growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues from electronic commerce or otherwise adversely affect our business, financial condition and operating results.


     Our ability to generate revenues from the sale of advertising on our web site depends on demonstrating to advertisers that our web site traffic is comprised of users that are attractive to these advertisers. Advertisers focus their efforts on reaching particular demographic groups, which are groups of users having common characteristics, including similar buying habits and similar income levels, or which reside in the same geographic locations. If we are not able to legally share information regarding our customers with potential advertisers, our ability to generate advertising revenues will suffer. The public is becoming increasingly concerned about issues relating to privacy on the Internet. This increased sensitivity could result in the adoption of stringent legislation that prevents or limits our ability to use personal and other data about our customers.


     Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding online copyright infringement. Although not yet enacted, Congress also is considering laws regarding Internet taxation. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.


     Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend the claims, it could materially adversely affect us.


     We believe that our use of third-party material on our web site is permitted under current provisions of copyright law. However, because legal rights of certain aspects of Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.


     Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. If either of these petitions is granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any legislation or regulation of this type could materially adversely affect our business, financial condition and operating results.


COMPETITION


     Our web site competes with numerous other web sites that offer any combination of e-commerce capabilities, business content and online community access. Our competitors vary in size and in the scope and breadth of the services they offer. In addition to competition from several e-commerce trade communities, we primarily encounter competition from:



         o business related e-commerce web sites, including PurchasePro.com, VerticalNet and OnVia.com,



         o enterprise software purchasing systems providers, including Ariba, Commerce One and TRADE'ex,



         o large Internet companies, including Yahoo.com, E-Bay and AOL, and



         o traditional business product vendors, including Office Depot and Staples, who are establishing their own Internet presence.

     Virtually all of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in the business products and Internet markets. They also have significantly greater financial, marketing, technical and other resources. These superior resources could allow competitors to:



         o devote significantly greater resources to marketing and promotional campaigns than we can,



         o adopt pricing policies that are more aggressive than ours,



         o attract greater numbers of users than we can by offering services for free,



         o devote substantially more resources to the development of their products and services than we can.


   E-COMMERCE

     The markets for business products and services offered through traditional channels and Internet channels are intensely competitive. We expect competition in these markets to increase.


     There are few barriers to the business e-commerce market. The rapid growth of the Internet in general, and online e-commerce activity specifically, has attracted the attention of numerous companies, including business product manufacturers and suppliers who have historically operated through traditional channels. Competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products. Increased competition also could result in pricing pressures, increased marketing expenditures and loss of market share, and could have a material adverse effect on b2bstores.com.


   COMMUNITY SERVICES


     The market for community services is highly competitive, and we expect competition to continue to increase significantly. There are no substantial barriers to entry in these markets. We compete with many providers of community services, including companies that attempt, as we do, to target business consumers. We believe that to successfully compete, our communities must be structured around themes that are important to our users. Further, our community functions must be easily accessible at our web site through simple mouse clicks. Ultimately, our communities must provide users with utility. This utility can only be provided if meaningful dialog and user interaction develops within the communities.


   CONTENT AND INFORMATION


     A large number of web sites and online services offer information features and content, including news, stock quotes, industry specific content, yellow pages, e-mail listings, job listing and other content and features that are competitive with the content we plan to offer.


   ADVERTISING OPPORTUNITIES


     We compete with all types of online companies for advertisers. We also compete with traditional media, including television, radio and print, for a share of advertisers' total advertising budgets. We believe the number of companies selling web-based advertising and the available inventory of advertising space have increased substantially during recent periods.

     We believe that the principal competitive factors in our markets are:

         o brand recognition;

         o ease of use;

         o comprehensiveness;

         o breadth and quality of products, services and content offered;

         o access to customers; and

         o with respect to advertisers and sponsors, the number of users, duration and frequency of visits and user demographics.

     Many of our competitors in all of our target markets have significantly greater financial, technical, marketing and distribution resources. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies.

EMPLOYEES


     As of December 10, 1999, we had six full-time employees and one part-time employee. We also use six to eight independent contractors on a project-to-project basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.


PROPERTIES

     Our corporate headquarters are located in approximately 4,000 square feet of space at 249 East Ocean Boulevard, Long Beach, California. We lease these premises at a monthly rental of $6,381. Currently all servers utilized in the operation of our site are managed by Netgateway and housed at an Exodus Communications data center in Irvine, California. Our server location is monitored 24 hours a day, seven days per week, and connected to multiple, redundant Internet access points and power sources.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:


NAME                                             AGE   POSITION
-----------------------------------------------  ---   -----------------------------------------------
Richard Kandel.................................  47    Chairman of the board and director
Woo Jin Kim....................................  32    Chief executive officer, president and director
Jeffrey Crandell...............................  32    Chief technology officer
Mark Voorhis...................................  52    Chief financial officer and chief operating
                                                          officer
Shannon Jessup.................................  29    Executive vice president of business
                                                          development
Brian Wharton..................................  32    Executive vice president of development
John Higgins...................................  53    Director
Philip Ellett..................................  45    Director



     Richard Kandel founded b2bstores.com in June 1999 and has been our chairman of the board since inception. He also was our president from inception until August 1999. From 1974 through 1998, Mr. Kandel was the owner and president of Kandel and Son, Inc., a sanitary supply distributor in the New York metropolitan region. In January 1999, Mr. Kandel sold Kandel and Son to Enviro-Clean, a distributor of janitorial and sanitary maintenance supplies and a principal stockholder of b2bstores.com. Mr. Kandel served as president of Enviro-Clean from January 1999 through September 1999. In September 1999, Mr. Kandel became the chairman of the board and chief executive officer of Enviro-Clean. He received his Bachelor of Science degree from Michigan State University.



     Woo Jin Kim has served as our chief executive officer, president and a director since August 1999. From December 1998 until joining b2bstores.com in August 1999, Mr. Kim was the senior vice president of channel development at Netgateway, Inc., a provider of e-commerce, web design and web hosting services. From June 1998 to December 1998, Mr. Kim was the director of channel sales for Admor Memory Corporation, a supplier of third-party memory products. From November 1996 to May 1998, Mr. Kim served as the director of distribution sales for TechWorks, Inc., a manufacturer of third-party computer memory products. From November 1994 to November 1996, Mr. Kim was a senior product manager for Merisel, Inc., a distributor of computer products. From December 1992 to November 1994, Mr. Kim served as the director of marketing for MIC Systems and Software Corp, a provider of dealership automation systems to the automotive, motorcycle and marine industries.



     Jeffrey Crandell has served as our chief technology officer since August 1999. From June 1998 until joining b2bstores.com in August 1999, he was senior vice president of e-commerce for Netgateway. From June 1996 to June 1998, he served as the chief operating officer of Digital Genesis, Inc., a provider of e-commerce services. From October

1994 to June 1996, Mr. Crandell was the manager of application systems at Mattel Toys, a toy and games manufacturer. From June 1992 to October 1994, he was a systems engineer for Fabrik Communications, an Internet e-mail service provider. From January 1990 to June 1992, he was a systems operator for Dresser Industries Inc., a supplier of equipment and services for the energy industry.
Mr. Crandell received his Bachelor of Science degree in computer science from the University of Maryland.



     Mark Voorhis has served as our chief financial officer and chief operating officer since September 1999. In March 1999, Mr. Voorhis founded PC HouseCalls, Inc., an Internet-based computer service company, where he served as chairman and chief financial officer until joining b2bstores.com in September 1999. From November 1997 until February 1999, he served as chief financial officer and chief operating officer for Admor. From October 1994 until November 1997,
Mr. Voorhis was an independent consultant. From November 1983 until September 1994, Mr. Voorhis worked with Montano Securities Corporation in several different capacities, including as chief operating officer and chief financial officer. Mr. Voorhis has a Bachelor of Arts degree in business administration from California State University.



     Shannon Jessup has served as our executive vice president of business development since August 1999. From January 1999 until joining b2bstores.com in August 1999, Ms. Jessup was the vice president of channel marketing for Netgateway. From August 1994 to January 1999, Ms. Jessup held several executive positions at Merisel, including director of product marketing from June 1998 to January 1999 and director of North American strategic operations from January 1998 to June 1998. Prior to joining Merisel, from February 1992 to August 1994, Ms. Jessup was the manager of sales and marketing for ADAM systems, a value added reseller and software solutions provider in the health care industry. Ms. Jessup received her Bachelor of Arts degree in economics from the University of California.



     Brian Wharton has served as our executive vice president of technology development since August 1999. Mr. Wharton is also currently a member of Microsoft's Internet advisory board. From June 1998 until joining b2bstores.com in August 1999, Mr. Wharton was the senior vice president of development at Netgateway. From June 1996 to June 1998, Mr. Wharton was the chief technology officer at Digital Genesis, a provider of e-commerce services, which was acquired by Netgateway in June 1998. From May 1992 to June 1996, Mr. Wharton was the lead developer at Mattel Toys. From May 1990 to May 1992, Mr. Wharton was the manager of research and development at Tarp Information Systems Inc., a software development company. Mr. Wharton received his Bachelor of Science degree in geography from the University of Maryland.



     John Higgins has served as a director of b2bstores.com since September 1999. Since May 1998, Mr. Higgins has been an executive vice president and a partner at Reliant Innovations, a corporate reseller of computer products. From March 1997 to April 1998, Mr. Higgins served as the executive vice president of sales and marketing for TechWorks. From February 1996 to February 1997,
Mr. Higgins was the senior vice president of Sales for Bell Microproducts Inc., an industrial distributor of storage products to high-end value added and corporate resellers. From June 1993 to January 1996, he was senior vice president of sales and marketing at NCD Inc., a computer distributor, which was acquired by Ameriquest Corp. during his tenure.



     Philip Ellett has served as a director of b2bstores.com since September 1999. Mr. Ellett is currently an executive vice president and president of the Americas division for Ingram Micro Inc., a wholesale distributor of computer equipment, for which Mr. Ellett has worked since January 1996. From September 1989 to December 1995, Mr. Ellett held several positions with Gates/Arrow, including as president of Gates/Arrow and chief executive officer. Mr. Ellett received his HNC in electrical engineering from the Upper Thames College of Technology in England.


BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors, currently consisting of Mr. Kandel, will expire in 2002, the term of office of the second class of directors, currently consisting of Mr. Kim, will expire in 2001, and the term of office of the third class of directors, currently consisting of Messrs. Higgins and Ellett, will expire in 2000. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed.

     The board maintains an audit committee, currently composed of Messrs. Higgins, Ellett and Kandel. The board also maintains a compensation committee composed of Messrs. Higgins, Ellett and Kandel.

     The responsibilities of the audit committee include, in addition to other duties that the board may specify:

         o recommending to the board the appointment of independent certified public accountants;

         o reviewing the timing, scope and results of the independent certified public accountants' audit examination and the related fees;

         o reviewing periodic comments and recommendations by our independent certified public accountants and our responses to those comments;

         o reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and

         o making recommendations to the board with respect to significant changes in accounting policies and procedures.

     The responsibilities of the compensation committee include, in addition to other duties that the board may specify:

         o reviewing and recommending to the board the salaries, compensation and benefits of our executive officers and key employees;

         o reviewing any related party transactions on an ongoing basis for potential conflicts of interest; and

         o administering our stock option plans, if not administered by the full board.

COMPENSATION OF DIRECTORS


     Non-employee directors will be reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the board of directors and any committee on which they may serve. Each non-employee director also will receive $500 for each board or committee meeting he attends. Each director also will be eligible to receive grants of options at the discretion of the compensation committee. In September 1999, we issued 2,500 shares of our common stock to each of Messrs. Higgins and Ellett in consideration of their becoming directors of b2bstores.com.


EXECUTIVE COMPENSATION

     We have entered into employment agreements with each of our officers. Each of our officers are full-time employees of b2bstores.com, except Richard Kandel, our chairman of the board. Under his employment agreement with us, Mr. Kandel is required to devote only 50% of his business time to b2bstores.com.

     The basic terms of each employment agreement are as follows:

                                        TERM OF
NAME OF OFFICER                        AGREEMENT        ANNUAL SALARY        BONUS       OPTIONS
-------------------------------------  ---------     -------------------    --------    ---------

Richard Kandel                          11/1/99      1st Year:  $150,000          --           --
Chairman of the board                     to         2nd Year:  200,000
                                       10/31/02      3rd Year:   250,000

Woo Jin Kim                             08/1/99           $175,000          $ 75,000      300,000
Chief executive officer                   to                                               shares
                                       07/31/02

Jeffrey Crandell                       08/15/99           $130,000          $ 70,000      175,000
Chief technology officer                  to                                               shares
                                       08/14/02

Mark Voorhis                           09/15/99           $140,000          $ 70,000      175,000
Chief financial officer                   to                                               shares
                                       09/14/02

Shannon Jessup                         08/15/99           $130,000          $ 70,000      175,000
Executive vice president                  to                                               shares
                                       08/14/02

Brian Wharton                          08/15/99           $130,000          $ 70,000      175,000
Executive vice president                  to                                               shares
                                       08/14/02

     The bonuses payable to Mr. Kim are due in installments upon the attainment by b2bstores.com of performance objectives as follows:

         o $25,000 upon the hiring of qualified persons to fill certain key management positions. This has been accomplished.

         o $25,000 upon the introduction of 25 or more product categories at our web site.

         o $25,000 upon consummation of this offering.


     The bonuses payable to the other officers set forth above include a payment of $20,000 to each officer upon consummation of this offering. For each officer, the remaining bonus amounts represent up to $12,500 payable after each quarter in 2000 that performance objectives are achieved by b2bstores.com. The objectives are as follows:


                             GOALS FOR CASH BONUSES

                                         Q4-1999     Q1-2000      Q2-2000      Q3-2000
                                         --------   ----------   ----------   ----------
Revenue................................  $626,000   $1,867,500   $4,252,000   $7,280,000
Margin.................................     6.00%        6.00%        7.00%        7.00%
Avg. hits per month....................   333,333      750,000    1,300,000    2,083,333

     Each of Mr. Crandell, Mr. Voorhis, Ms. Jessup and Mr. Wharton will be granted options upon the effective date of this prospectus with an exercise price equal to 80% of the offering price in this offering. These options will vest as follows:

         o Mr. Kim's options vest with respect to 150,000 shares upon completion of this offering. Options to purchase an additional 50,000 shares will vest in each of August 2000, 2001 and 2002.

         o Each of Mr. Crandell's and Mr. Wharton's options vest with respect to 87,500 shares, 43,750 shares and 43,750 shares in August 2000, 2001 and 2002, respectively.

         o Mr. Voorhis' options vest with respect to 87,500 shares, 43,750 shares and 43,750 shares in September 2000, 2001 and 2002, respectively.

         o Ms. Jessup's options with respect to 50,000 shares vest upon consummation of this offering. Options to purchase an additional 62,500 shares, 31,250 shares and 31,250 shares will vest in August 2000, 2001 and 2002, respectively.




     In addition, each of Mr. Crandell, Mr. Voorhis, Ms. Jessup and Mr. Wharton will also be entitled to receive options to purchase up to 12,500 additional shares at fair market value on the date the option is granted after each quarter in 2000 upon the attainment by b2bstores.com of performance objectives. These objectives are as follows:

                            GOALS FOR STOCK BONUSES

                                         Q4-1999     Q1-2000      Q2-2000      Q3-2000
                                         --------   ----------   ----------   ----------
Revenue................................  $688,600   $2,054,250   $4,677,200   $8,008,000
Margin.................................     6.60%        6.60%        7.70%        7.70%
Avg. hits per month....................   366,666      825,000    1,430,000    2,291,666

     Our employment agreement with each of these officers contains provisions prohibiting competition with us during their employment with us and for prescribed periods of time after termination of employment. However, some state courts may not enforce one or more of these provisions as a matter of public policy. In these circumstances, we may not be able to prevent an officer from competing with us, which could have an adverse impact on our business.

POTENTIAL CONFLICTS OF INTEREST

     Mr. Kandel's position as a director, officer and stockholder of each of b2bstores.com and Enviro-Clean may create or appear to create potential conflicts of interest when he is faced with decisions that could have different implications for b2bstores.com and Enviro-Clean. These decisions may relate to:

         o potential acquisitions of businesses,

         o intercompany agreements,

         o the establishment of e-commerce marketing arrangements and other areas of competition,

         o the issuance or disposition of securities, and

         o the election of directors.

     We have an intercompany agreement with Enviro-Clean relating to, among other things, its provision to us of fulfillment services for some of our products, and our provision to it of various e-commerce services. This agreement, as well as other aspects of our relationship with Enviro-Clean are described under the section of this prospectus entitled "Certain Transactions." We believe that the terms of this agreement are no less favorable to us than could have been obtained from an unaffiliated third party.

     Our by-laws provide that we will not enter into new material agreements with Enviro-Clean or any other affiliate unless those agreements are approved by a majority of our directors who are not affiliated with that affiliate. This provision of our by-laws can only be amended by a majority of our directors who are not affiliated with Enviro-Clean.

     It is our policy that future transactions with affiliates, if any, will be on terms no less favorable to us than we could have obtained from third-party businesses.

1999 PERFORMANCE EQUITY PLAN

     In September 1999, the board of directors adopted, and the stockholders approved our 1999 Performance Equity Plan. The plan authorizes the granting of awards of up to 2,000,000 shares of common stock to our key employees, officers, directors and consultants. Awards consist of nonqualified options and options intended to qualify as "incentive" stock options under Section 422 of the Internal Revenue Code of 1986, restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the plan. As of the date of this prospectus, no options are outstanding under the plan. We are obligated to grant options to purchase up to an aggregate of 200,000 shares of common stock under our plan to some of our officers in 2000 if we achieve defined operating objectives. All of these grants would be at the fair market value of our common stock at the date of grant. No person may be awarded options to purchase more than 200,000 shares of common stock under the plan in any year.

     The plan is administered by the board of directors which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting of the options, subject to the provisions of the plan.

     In connection with incentive stock options, the exercise price of each option may not generally be less than 100% of the fair market value of the common stock on the date of grant. With respect to a grantee holding more than 10% of our outstanding stock the exercise price of each option may not be less than 110% of that fair market value. The aggregate fair market value of shares for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Nonqualified stock options granted under the plan may be granted at a price determined by the board of directors, not to be less than the fair market value of the common stock on the date of grant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


     Our by-laws include provisions permitted under Delaware law by which our officers and directors are to be indemnified against various liabilities. These provisions of the by-laws have no effect on any director's liability under federal securities laws or the availability of equitable remedies, including injunction or recission, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.


     With respect to indemnification for liabilities arising under the Securities Act of 1933 we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                               PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the number of shares of our outstanding common stock beneficially owned by:

     o each of our directors;

     o each person who is known by us to beneficially own 5% or more of our common stock; and

     o all of our directors and executive officers as a group.


                                                                              PERCENTAGE OF OUTSTANDING SHARES
                                                          AMOUNT AND NATURE                OWNED
                                                          OF BENEFICIAL       --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP         BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------------  -----------------   ---------------   --------------
Richard Kandel..........................................      3,233,333             80.4%            43.0%
Woo Jin Kim.............................................        150,000              3.7%             2.0%
Enviro-Clean of America, Inc.
   211 Park Avenue
   Hicksville, New York 11802...........................      2,000,000             49.7%            26.6%
Randall Davis
   c/o Enviro-Clean of America, Inc.
   211 Park Avenue
   Hicksville, New York 11802...........................      2,333,333             58.0%            31.0%
John Higgins............................................          2,500               --               --
Philip Ellett...........................................          2,500               --               --
All executive officers and directors as a group.........      3,438,333             81.4%            44.5%


     The address for each specified person, if not included under each person's name, is c/o b2bstores.com Inc., at 249 East Ocean Boulevard, Suite 620, Long Beach, California 90802.

     A person is deemed to beneficially own voting securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that the options held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

     The information for Mr. Kandel represents:

         o 1,066,666 shares owned directly by Mr. Kandel,


         o 100,000 shares owned by a profit sharing plan controlled by Mr. Kandel on behalf of Kandel & Sons, another company owned by him,


         o 66,667 shares owned by Mint Corp. of N.Y., an entity controlled by Mr. Kandel, and

         o 2,000,000 shares owned by Enviro-Clean.

     The information for Mr. Kim represents shares issuable upon exercise of options that will vest upon consummation of this offering. It does not include 150,000 shares issuable upon exercise of options that will vest in three equal annual installments commencing in August 2000.

     The information for Mr. Davis represents (a) 333,333 shares owned directly by Mr. Davis and (b) 2,000,000 shares owned by Enviro-Clean, a company of which Mr. Davis is president and a principal stockholder.




Our executive officer and director group is comprised of the following eight persons:



         o Richard Kandel



         o Woo Jin Kim



         o Mark Voorhis



         o Jeffrey Crandell



         o Shannon Jessup



         o Brian Wharton



         o John Higgins



         o Philip Ellett


     The information for the group includes:

         o all the shares beneficially owned by Messrs. Kandel, Kim, Higgins and Ellett; and


         o includes 50,000 shares issuable to Ms. Jessup upon exercise of the options that will vest upon consummation of this offering.


     The information for the group does not include:

         o the shares specifically excluded from each person's ownership as described above;

         o 125,000 shares issuable to Ms. Jessup upon exercise of options that will vest in annual installments commencing in August 2000;


         o 175,000 shares issuable to Mr. Wharton upon exercise of options that will vest in annual installments commencing in August 2000;



         o 175,000 shares issuable to Mr. Crandell upon exercise of options that will vest in annual installments commencing in August 2000; and



         o 175,000 shares issuable to Mr. Voorhis upon exercise of options that will vest in annual installments commencing in September 2000.

                                   CERTAIN TRANSACTIONS

     Enviro-Clean is a supplier of janitorial and maintenance products and services. It is a principal stockholder of b2bstores.com. There are aspects of our relationship with Enviro-Clean of which you should be aware, including the following:

         o Richard Kandel, our chairman of the board is also the chairman of the board, chief executive officer and principal stockholder of Enviro-Clean;

         o Enviro-Clean sells through the Internet many of the same janitorial and maintenance products that we sell, and may be deemed a competitor of ours in this regard;

         o Given Mr. Kandel's roles with both b2bstores.com and Enviro-Clean and the potentially competitive position of each business, he may not always be able to align his interest with the interests of both businesses. The manner in which any conflict of interest in any situation is resolved may not be the manner that would be most beneficial to the interests of the stockholders of b2bstores.com;


         o Under an agreement we have with Enviro-Clean, it is prohibited from selling other types of products through its own web site until it owns less than 10% of our outstanding common stock;



         o Under an agreement we have with Enviro-Clean, it is prohibited from selling its products through any web site other than its own and ours until it owns less than 10% of our outstanding common stock;


         o Randall Davis, a principal stockholder of our b2bstores.com, is also president and a principal stockholder of Enviro-Clean. Steven Etra, a stockholder of b2bstores.com, also is a director and stockholder of Enviro-Clean.


         o Mr. Kandel is the founder and promoter of b2bstores.com.


     The relationship between Enviro-Clean and b2bstores.com and their affiliates is more fully described below.


EARLY FINANCING OF B2BSTORES.COM.


     Since our inception in June 1999, our working capital requirements had been satisfied through:

         o capital contributions made by our current stockholders, including Mr. Kandel, Mr. Davis, Mr. Etra and Enviro-Clean, and

         o loans made to us by Enviro-Clean.


     In June 1999, we issued an aggregate of 3,666,667 shares of our common stock for $27,500 in the form of $11,000 in cash and the transfer to us of the web address, www.b2bstores.com. These shares were issued as follows:



         o 1,000,000 shares to Mr. Kandel;



         o 2,000,000 shares to Enviro-Clean;



         o 66,667 shares to Mint Corp. of NY, a company owned by Mr. Kandel;



         o 66,667 shares to Steven Etra, a director and stockholder of Enviro-Clean;



         o 333,333 to Randall Davis, a director and officer of Enviro-Clean; and

         o an aggregate of 200,000 shares to other persons not affiliated with Enviro-Clean of b2bstores.com.



     In June, July and November 1999, Enviro-Clean made loans to us in the aggregate principal amount of approximately $290,000. These loans bear interest at the rate of 8% per annum and are repayable on the earlier of
(a) December 31, 1999 and (b) the date this offering is consummated. A portion of the proceeds of this offering will be used to repay these loans, together with interest.



     In August 1999, we consummated a financing in which we raised proceeds of $625,000 through the sale of 333,333 shares of our common stock as follows:



         o 66,666 shares to Mr. Kandel;



         o 100,000 shares to K&S PSP, a profit sharing plan of which Mr. Kandel is a trustee;



         o 92,000 shares to Steven Etra;



         o 26,667 shares to Richard Etra, Steven Etra's brother;



         o 37,333 shares to Kenneth Etra, Steven Etra's brother;



         o 10,667 shares to SRK Associates, a company owned by Steven, Richard and Kenneth Etra.



     In September 1999, we issued an aggregate of 16,643 shares of our common stock to various persons in consideration of services rendered by them to b2bstores.com. These persons also render services to or are employed by Enviro-Clean. We also issued 2,500 shares of our common stock to each of John Higgins and Philip Ellett in consideration of their becoming directors of b2bstores.com.





ENVIRO-CLEAN HAS GUARANTEED SOME OF OUR OBLIGATIONS


     Enviro-Clean has furnished some of our vendors with guarantees with respect to our obligations to them as part of our early stage development. Although we anticipate that our receipt of the net proceeds of this offering will eliminate our need to supply similar guarantees to vendors in the future, if additional guarantees should be necessary, Enviro-Clean has no obligation, and may not have the financial ability, to provide them.

     During its formation, b2bstores.com used the offices of Enviro-Clean as a mailing and contact address. No commercial operations were ever conducted from the offices of Enviro-Clean and no rent, fees or other consideration was paid to Enviro-Clean in this regard. Shortly after its formation, b2bstores.com obtained the office space described in the "Business" section under the subsection entitled "Properties." Because we are a development stage enterprise without an operating history, the owner of the premises required a guarantor for the lease. Enviro-Clean signed the lease as the guarantor. Enviro-Clean received no compensation or other consideration for acting as our guarantor.


     We will seek to have Enviro-Clean released from these guarantees upon completion of the offering.

                           DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Upon consummation of this offering, there will be outstanding 7,521,643 shares of common stock and no shares of preferred stock.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares can elect all of our directors. The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event we are liquidated or dissolved, the holders of our common stock are entitled to receive all assets available for distribution to the stockholders. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares to be issued in this offering will be, validly issued, fully paid and nonassessable.


     Prior to this offering, there has been no public market for our shares. Although we have applied for quotation of our common stock on the Nasdaq SmallCap Market, there can be no assurance that this application will be approved. Even if this application is approved, an active trading market for our shares may not develop. If an active trading market is not developed or maintained, the liquidity and trading price of our common stock could be adversely affected. The per-share price in this offering was determined by negotiations between us and the underwriters. It may bear no relationship to the price at which the shares will trade upon completion of this offering. It also is not indicative of the future market performance of our common stock.


PREFERRED STOCK


     We are authorized to issue preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights, voting rights, redemption rights and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, in some circumstances, make it more difficult for a third party to gain control of b2bstores.com, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

SHARES AVAILABLE FOR FUTURE SALE

     Substantially all of the 4,021,643 shares of our common stock outstanding prior to this offering will become saleable under Rule 144 of the Securities Act in June 2000, with the balance becoming saleable in August and September 2000. Although the holders of these shares of common stock have signed agreements with the underwriters under which they are restricted from selling our common stock during the 12-months period following consummation of this offering, sales or the expectation of sales of a substantial number of shares of our common stock in the public market could adversely affect the prevailing market price of our common stock.

     In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume and 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.


     The exercise of options and other securities to purchase our common stock may also adversely affect the market price for our common stock and will dilute the percentage ownership of our other stockholders. The dilutive effect upon the exercise of these securities might also adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise them when we would be able to obtain additional equity capital on terms more favorable than these securities.



     At the date of consummation of this offering, there will be outstanding options to purchase 1,000,000 shares of our common stock. We also have obligations under existing employment agreements which may cause us to grant additional options to purchase up to 200,000 shares of our common stock under our 1999 Performance Equity Plan during 2000. We also may grant options to purchase up to an additional 1,800,000 shares of common stock under our plan and other options and warrants to purchase common stock outside of the plan. We will also issue warrants to the representatives to purchase up to 350,000 shares of our common stock in connection with this offering.


TRANSFER AGENT

     American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as transfer agent for our common stock.

DIVIDENDS


     We expect to retain all earnings generated by our operation for the development and growth of our business, and do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of those dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

     We have agreed with the representatives that we will not declare a dividend during the eighteen-month period beginning on the effective date of this prospectus without their prior written consent.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS

     Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

         o the division of the board of directors into three separate classes;

         o the right of the board to elect a director to fill a space created by the expansion of the board;

         o the ability of the board to alter our bylaws; and

         o the ability of the board to issue series of preferred stock without stockholder approval.


     Further, because we are incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions prohibit some stockholders, including those owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless:


         o 66 2/3% of the shares of voting stock not owned by the significant stockholder approve the merger or combination; or

         o our board of directors approves the merger or combination or the transaction which resulted in the significant stockholder owning 15% or more of our outstanding voting stock.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, b2bstores.com Inc. has agreed to sell to each of the underwriters named below, and each of the underwriters, for which Gaines, Berland Inc. and Nolan Securities Corp. are acting as representatives, has severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below:



                                                                                          NUMBER
NAME                                                                                     OF SHARES
---------------------------------------------------------------------------------------  ---------
Gaines, Berland Inc....................................................................
Nolan Securities Corp..................................................................
                                                                                         ---------
      Total                                                                              3,500,000
                                                                                         ---------
                                                                                         ---------


     A copy of the underwriting agreement has been filed as an exhibit to this registration statement.

     The representatives have advised us that the underwriters propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus. They may allow some dealers who are members of the NASD, and
some foreign dealers, concessions not in excess of $      per share and the
dealers who receive concessions may reallow a sum not in excess of $      per
share to other dealers who are members of the NASD and to some foreign dealers. Upon completion of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the representatives. The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

     We have agreed to pay to the representatives an expense allowance on a non-accountable basis, equal to 2.0% of the gross proceeds derived from the sale of shares offered in this offering. We paid an advance on this allowance in the amount of $50,000.

     We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount and commissions and the non-accountable expense allowance, up to an aggregate of 525,000 shares of common stock. The underwriters may exercise that option if the underwriters sell more shares than the total number set forth in the table above. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of shares.

     The following table provides information regarding the amount of the discount to be paid to the underwriters by b2bstores.com:

                                                                               TOTAL WITHOUT    TOTAL WITH
                                                                               EXERCISE OF      EXERCISE OF
                                                                   DISCOUNT    OVER-ALLOTMENT   OVER-ALLOTMENT
                                                                   PER SHARE    OPTION           OPTION
                                                                   ---------   --------------   --------------
b2bstores.com....................................................      $             $                $



     We have also agreed to sell to the representatives for nominal consideration, the representatives' warrants to purchase up to 350,000 shares of common stock. The representatives' warrants are exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price
per share equal to $          .


     The representatives' warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to officers or partners of the members of the selling group. b2bstores.com has granted to the representatives one demand registration right at b2bstores.com's expense for a period of five years from the effective date of this offering and piggyback registration rights for a period of five years from the effective date of this offering with respect to registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the representatives' warrants.

     The representatives' warrants contain anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the representatives' warrants, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the representatives' warrants have no voting, dividend, or other rights as a stockholder with respect to shares of common stock underlying the representatives' warrants, unless the representatives' warrants shall have been exercised.

     In connection with this offering, we have granted the representatives the right to designate one person for election to our board of directors for the three-year period commencing on the closing date of this offering. In the event the representatives elect not to exercise this right, then they may appoint an observer to attend all meetings of our board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

     We, and each of our officers, directors, and stockholders, have entered into lock-up agreements under which we and they have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any shares of common stock or securities of b2bstores.com convertible into, or exercisable or exchangeable for, shares of common stock, without the prior written consent of the representatives for a period of at least twelve months after the date of this prospectus. Each securityholder may transfer securities of b2bstores.com, or a beneficial interest in those securities, in a private transaction under an exemption from registration provided that the transferee agrees in writing to be bound by the terms of the lock-up agreement. The representatives may, at any time and without notice, waive the terms of the lock-up agreements.

     Before this offering, there has been no public market for the common stock of b2bstores.com. The public offering price, negotiated between b2bstores.com and the representatives, is based upon b2bstores.com's financial and operating history and condition, its prospects, the prospects for the industry we are in and prevailing market conditions.

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     o Stabilizing transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     o Over-allotments and syndicate coverage transactions. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     o Penalty bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate coverage transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.


     Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq SmallCap Market, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.


     We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

                      WHERE YOU CAN FIND MORE INFORMATION

     We will file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

     This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                                 LEGAL MATTERS

     Legal matters in connection with this offering are being passed upon by the law firm of Graubard Mollen & Miller, New York, New York. Orrick, Herrington & Sutcliffe LLP is acting as counsel for the underwriters in connection with the offering.

                                    EXPERTS


     The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report, given upon the authority of BDO Seidman, LLP, as experts in auditing and accounting. This report contains an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.

                               B2BSTORES.COM INC.

                                                                                                            INDEX
                                                                                                            -----
Report of Independent Certified Public Accountants........................................................    F-2

Financial Statements:
   Balance Sheet..........................................................................................    F-3
   Statement of Loss......................................................................................    F-4
   Statement of Stockholders' Equity......................................................................    F-5
   Statement of Cash Flows................................................................................    F-6
   Summary of Business and Significant Accounting Policies................................................    F-7
   Notes to Financial Statements..........................................................................   F-10

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders
b2bstores.com Inc.
Long Beach, California

We have audited the accompanying balance sheet of b2bstores.com Inc., a company in the development stage, as of August 31, 1999, and the related statements of loss, stockholders' equity and cash flows for the period from June 28, 1999 (inception) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of b2bstores.com Inc. at August 31, 1999, and the results of its operations and its cash flows for the period from June 28, 1999 (inception) to August 31, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 1, the accompanying financial statements have been prepared assuming b2bstores.com Inc. will continue as a going concern. The Company is in the development stage and has had no revenues from operations and will require substantial additional funds for development and marketing of its products. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is pursuing sources of additional financing (see Note 6) and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material effect on the Company, including possibly requiring the Company to significantly curtail or cease operations.

/s/ BDO Seidman, LLP

New York, New York
September 30, 1999

                               B2BSTORES.COM INC.
                                 BALANCE SHEET

                                AUGUST 31, 1999

                                                     ASSETS
Current:
   Cash.........................................................................................    $   669,121
Security deposit................................................................................         25,525
Deferred offering costs (Note 5)................................................................         52,451
Property and equipment..........................................................................          6,809
                                                                                                    -----------
                                                                                                    $   753,906
                                                                                                    -----------
                                                                                                    -----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accrued expenses.............................................................................    $   123,436
   Due to principal stockholder (Note 2)........................................................        179,836
                                                                                                    -----------
Total current liabilities.......................................................................        303,272
                                                                                                    -----------
Commitments (Note 3)
Stockholders' equity (Notes 4 and 6):
   Preferred stock, $.01 par value--shares authorized 5,000,000; none issued....................             --
   Common stock, $.01 par value--shares authorized 25,000,000; issued 4,000,000.................         40,000
   Additional paid-in capital...................................................................      2,497,500
   Deficit accumulated during the development stage.............................................     (2,086,866)
                                                                                                    -----------
Total stockholders' equity......................................................................        450,634
                                                                                                    -----------
                                                                                                    $   753,906
                                                                                                    -----------
                                                                                                    -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               B2BSTORES.COM INC.
                               STATEMENT OF LOSS
            PERIOD FROM JUNE 28, 1999 (INCEPTION) TO AUGUST 31, 1999

Operating expenses:
   General and administrative........................................................  $    31,875
   Sales and marketing...............................................................       23,060
   Start-up costs....................................................................      130,431
   Stock-based compensation (Note 4).................................................    1,901,500
                                                                                       -----------
   Total operating expenses..........................................................    2,086,866
                                                                                       -----------
Net loss.............................................................................  $(2,086,866)
                                                                                       -----------
                                                                                       -----------
Loss per share (basic and diluted)...................................................  $      (.56)
                                                                                       -----------
                                                                                       -----------
Weighted average common shares outstanding (basic and diluted).......................    3,712,820
                                                                                       -----------
                                                                                       -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               B2BSTORES.COM INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
            PERIOD FROM JUNE 28, 1999 (INCEPTION) TO AUGUST 31, 1999

                                                                          DEFICIT
                                                                        ACCUMULATED
                                        COMMON STOCK       ADDITIONAL   DURING THE       TOTAL
                                     -------------------    PAID-IN     DEVELOPMENT   STOCKHOLDERS'
                                      SHARES     AMOUNT     CAPITAL        STAGE         EQUITY
                                     ---------   -------   ----------   -----------   -------------
Issuance of common stock to
   founding and other stockholders:
   June 29, 1999...................  3,666,667   $36,667   $       --   $        --    $    36,667
   August 23, 1999.................    333,333     3,333    2,497,500            --      2,500,833
Net loss...........................         --        --           --    (2,086,866)    (2,086,866)
                                     ---------   -------   ----------   -----------    -----------
Balance, August 31, 1999...........  4,000,000   $40,000   $2,497,500   $(2,086,866)   $   450,634
                                     ---------   -------   ----------   -----------    -----------
                                     ---------   -------   ----------   -----------    -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               B2BSTORES.COM INC.
                            STATEMENT OF CASH FLOWS
            PERIOD FROM JUNE 28, 1999 (INCEPTION) TO AUGUST 31, 1999

Cash flows from operating activities:
   Net loss......................................................................................  $(2,086,866)
                                                                                                   -----------
      Adjustments to reconcile net loss to net cash used in operating activities:
         Expense recognized in connection with issuance of common stock at a price below the
           estimated fair value..................................................................    1,901,500
         Changes in assets and liabilities:
            Increase in security deposit.........................................................      (25,525)
            Increase in accrued expenses.........................................................      123,436
                                                                                                   -----------
            Total adjustments....................................................................    1,999,411
                                                                                                   -----------
            Net cash used in operating activities................................................      (87,455)
                                                                                                   -----------
Cash flows from investing activities:
   Capital expenditures..........................................................................       (6,809)
                                                                                                   -----------
Cash flows from financing activities:
   Deferred offering costs.......................................................................      (52,451)
   Loans from principal stockholders.............................................................      179,836
   Proceeds from issuance of common stock to founding and other stockholders.....................      636,000
                                                                                                   -----------
Net cash provided by financing activities........................................................      763,385
                                                                                                   -----------
Net increase in cash.............................................................................      669,121
Cash, beginning of period........................................................................           --
                                                                                                   -----------
Cash, end of period..............................................................................  $   669,121
                                                                                                   -----------
                                                                                                   -----------

  See accompanying summary of business and significant accounting policies and notes to financial statements.

                               B2BSTORES.COM INC.

            SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

   Business

     b2bstores.com Inc. ("b2bstores" or the "Company"), a development stage enterprise, was incorporated on June 28, 1999 under the laws of the State of Delaware. b2bstores is a branded Internet web site specifically designed to assist business customers in the operation and development of their businesses. The Company currently provides user-friendly online access to business products and supplies, and will be expanded to provide access to business services, auctions and business-related information and content.

   Basis of Presentation

     The financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage enterprises to employ the same accounting principles as operating companies.

   Property and Equipment

     Property and equipment are stated at cost. Depreciation will be computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

   Fair Value of Financial Instruments

     The carrying amounts of financial instruments, including cash and due to principal stockholder, approximated fair value as of August 31, 1999 because of the relatively short maturity of the instruments.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


   Revenue Recognition



     To date, the Company has not generated any revenues. b2bstore.com aniticipates that its revenue will primarily be comprised of sales of merchandise either purchased by b2bstores.com or placed on consignment with b2bstores.com, commissions, advertising and other revenue.

                               B2BSTORES.COM INC.
      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


   Merchandise Revenue-purchase inventory



     For sales of merchandise owned by b2bstores.com, the Company will be responsible for billing the customer, shipping the merchandise to the customer and processing merchandise returns. The Company will recognize the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, the Company bears both inventory and credit risk with respect to sales of its inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, the Company will defer revenue recognition until the merchandise is shipped.



     Auction Revenue


       Purchase Inventory - Auctions


       For sales of merchandise owned by b2bstores.com, the Company will be responsible for billing the customer, shipping the merchandise to the customer and processing merchandise returns. The Company will recognize the full sale amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In this type of transaction, the Company bears both inventory and credit risk with respect to sales of its inventory. In instances where the credit card authorization has been received but the merchandise has not been shipped, the Company will defer revenue recognition until the merchandise is shipped.


       Consignment Inventory - Auctions


       For sales on consignment, the Company will either take physical possession of the merchandise or the vendor will retain physical possession of the merchandise. In either case, the Company will not be obligated to take title to the merchandise unless it successfully sells the merchandise, charge the customer's credit card and either ship the merchandise directly or arrange for a third party to complete delivery to the customer. Subsequently, the Company will pay the vendor any amount due for the purchase of the related merchandise. The Company will record the full sales amount as revenue upon credit card authorization and shipment of the merchandise. In consignment transactions, the Company will be at risk of loss for collecting all of the auction proceeds, delivery of the merchandise and returns from customers. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company will defer revenue recognition until the merchandise is shipped.


       The Company will allow customers to return merchandise in certain circumstances, accordingly, the Company will provide for an allowance for estimated future returns at the time of revenue recognition, based on historical industry experiences.


       Commission Sales - Auction


       The Company will also act as "Auctioneer" conducting electronic auctions of member's merchandise, in exchange for a commission on the sale. Under this arrangement, at the conclusion of an auction the Company will forward the order information to the vendor, who then will charge the customer's credit card for the merchandise and ship the

                               B2BSTORES.COM INC.
      SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


merchandise to the customer. In these transctions, the Company will not take title or possession of the merchandise, and the vendor will bear all of risk of credit card charge backs.


       Advertising Revenue


       The Company will also earn revenue from the sale of advertising on its web site. These revenues will be recognized as the advertisement is displayed.


   Comprehensive Income

     The Company is required to report comprehensive income under SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. There were no items of comprehensive income during the period presented.

   Income Taxes

     The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     The Company has net operating losses ("NOL") of approximately $60,000 which expire in 2019. The deferred tax asset resulting from this NOL has been offset with a valuation allowance.

   Loss Per Share

     Basic loss per share is based only on the average number of common shares outstanding for the period. Diluted loss per share is similar to basic loss per share except that the weighted average number of common shares outstanding is increased to include the weighted average number of additional common shares that would have been outstanding if dilutive potential common shares, such as options and warrants, had been issued. Dilutive potential common shares are excluded from the computation if their effect is antidilutive.

   Stock-Based Compensation

     The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value based method, compensation cost is the excess, if any, of the fair market value of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company will make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied, as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

                               B2BSTORES.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

1. GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and has had no revenues from operations since inception. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing (see Note 6) and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease operations.

     These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. DUE TO PRINCIPAL STOCKHOLDER

     At August 31, 1999, the Company had a promissory note payable to one stockholder of $179,836 that bears interest at the rate of 8% per year. Principal and interest are due and payable on the earlier of (i) December 31, 1999 or (ii) the date the Company consummates an offering of its equity securities yielding gross proceeds of at least $2,000,000.

3. COMMITMENTS

   Employment Agreements

     In August and September 1999, the Company entered into employment agreements with certain key employees providing for future minimum annual compensation as follows:

YEAR ENDING AUGUST 31,
--------------------------------------------------------------------------------------------------
2000..............................................................................................  $  820,000
2001..............................................................................................     895,000
2002..............................................................................................     945,000
                                                                                                    ----------
                                                                                                    $2,660,000
                                                                                                    ----------
                                                                                                    ----------

     Certain of these employees are entitled to receive aggregate bonuses of up to $355,000 upon the attainment by the Company of certain objectives, including the hiring of certain employees and the consummation of an initial public offering ("IPO") of the Company's common stock. Of this amount, $25,000 has been subsequently earned and $105,000 will be earned upon consummation of the IPO. These amounts will be paid out of the proceeds of the IPO.

     These employees will also be granted on the effective date of the registration statement for the Company's IPO (the "Effective Date") stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price equal to 80% of the

                               B2BSTORES.COM INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. COMMITMENTS--(CONTINUED)
market price established on the Effective Date. The options will have a contractual life of approximately 10 years. Of these options, 200,000 will vest at the time of grant. The remaining options will vest over a period of three years. In connection with the issuance of these options, the Company will record compensation expense based on the excess of the fair market value on the Effective Date and the exercise price of such options.

     The agreements also provide for certain key employees, for each calendar quarter during calendar year 2000, to be granted options under the 1999 Performance Equity Plan (the "Plan") (See Note 6) (if they are still employed) to purchase 50,000 shares of common stock at a per share price equal to the last sales price of the Company's common stock on the last trading day prior to the date of grant, assuming the successful completion of the IPO, or fair value.

   Lease Commitments

     The Company leases office space for its corporate headquarters in Long Beach, California under an operating lease through August 2001. The minimum lease payments required under the noncancellable operating lease for the years subsequent to August 31, 1999 are:

YEAR ENDING AUGUST 31,
----------------------------------------------------------------------------------------------------
2000................................................................................................  $ 77,000
2001................................................................................................    77,000
                                                                                                      --------
                                                                                                      $154,000
                                                                                                      --------
                                                                                                      --------

     Total rent expense for the period ending August 31, 1999 was $3,000.

   Service Agreement

     During July 1999, the Company entered into an e-commerce system service agreement with Netgateway pursuant to which Netgateway designs, develops, maintains and houses the Company's web site. For these services the Company has paid an up-front fee with additional nominal operating fees payable to Netgateway based on the number of hits on the web site. Netgateway will also be entitled to a small percentage of all revenues generated from sales (varying according to sales volume) processed through the Company's e-commerce infrastructure, whether as a result of sales of products by the Company or sales by other web sites to which the Company provides vendor management or processing services. The Company is also obligated to share equally with Netgateway all advertising and "click-through" revenues generated through the Company's web site. This service agreement extends through February 2001 and is subject to automatic renewals for successive one-year terms unless terminated by either party with six months notice prior to the lapse of the initial term or any renewal term thereafter.

                               B2BSTORES.COM INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. STOCKHOLDERS' EQUITY

   Capital Stock

     On June 28, 1999, the Company's Board of Directors authorized capital stock consisting of 25,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

   Issuance of Common Stock


     On June 29, 1999, the founding stockholder and other investors of the Company purchased 3,666,667 shares of common stock with an original par value of $27,500 for $11,000 in cash. The difference between the cash paid and the par value of the stock of $16,500, which represented the value of the web address b2bstores.com contributed by the principal stockholder, was recorded as a non-cash compensation charge to operations. In connection with the stock split of the Company's common stock (see Note 6), the Company recorded an additional non-cash compensation charge to operations of $9,000.



     On August 23, 1999, the Company sold 333,333 shares of its common stock for $625,000 to certain investors including its chairman of the board and certain affiliates. In connection with the August 23, 1999 issuance, the Company recorded a non-cash compensation charge to operations of $1,875,000, representing the difference between the selling price of the stock and its estimated fair value. In connection with the stock split of the Company's common stock (see Note 6), the Company recorded an additional non-cash compensation charge to operations of $1,000.


5. DEFERRED OFFERING COSTS

     The Company has incurred costs of $52,451, in connection with the IPO (see
Note 6). Upon consummation of the IPO, the deferred offering costs will be charged to equity. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

6. SUBSEQUENT EVENTS

   Initial Public Offering

     On September 27, 1999, the Board of Directors authorized the management of the Company to file a registration statement for the IPO of the Company's common stock. The Company plans to raise gross proceeds of $35,000,000. There can be no assurance that the financing will occur. The Company plans to issue 350,000 common stock purchase warrants to representatives of the underwriters in connection with the IPO.

                               B2BSTORES.COM INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

6. SUBSEQUENT EVENTS--(CONTINUED)
   Stock Split

     The Company's Board of Directors authorized a 4 for 3 split of its common stock in the form of a stock dividend, effective September 28, 1999. All shares and per-share amounts in the accompanying financial statements have been restated to give effect to the stock split.

   Issuance of Common Stock

     In September 1999, the Company issued an aggregate of 16,643 shares of common stock to consultants in connection with services rendered to the Company and 5,000 shares to directors. The shares were valued at $10 per share.

   1999 Performance Equity Plan

     On September 30, 1999, the Board of Directors and stockholders approved the Plan. The Plan authorizes the granting of awards up to 2,000,000 shares of common stock to key employees, officers, directors and consultants. Awards consist of stock options (both nonqualified options and options intended to qualify as "Incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended), registered stock awards, deferred stock awards, stock appreciation rights and other stock-based awards, as described in the Plan. No options have been granted under the Plan.

                                3,500,000 SHARES




                                  COMMON STOCK


                                    [LOGO]

                            ------------------------
                                   PROSPECTUS
                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

GAINES, BERLAND INC.                                      NOLAN SECURITIES CORP.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article IV of the Registrant's By-Laws extends such indemnities to the full extent permitted by Delaware law.

     The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such persons.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.


Securities and Exchange Commission Filing Fee...................  $ 12,358
Nasdaq Filing Fees..............................................    69,375
NASD Filing Fees................................................     4,945
Accountants' Fees...............................................   100,000
Legal Fees......................................................   175,000
Printing and engraving..........................................   200,000
Transfer Agent..................................................    10,000
Blue Sky Fees...................................................    50,000
Miscellaneous...................................................    28,322
                                                                  --------
      Total.....................................................  $650,000
                                                                  --------
                                                                  --------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     We were formed in June 1999. In our initial round of capitalization on June 28, 1999, we sold an aggregate of 3,666,667 shares of common stock to sophisticated purchasers for $27,500 in the form of $11,000 cash and the transfer to us of any right, title and interest they otherwise might have had in the web address www.b2bstores.com, in reliance on the exemption under
Section 4(2) of the Securities Act of 1933. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No placement agent was engaged and no commissions were paid. The shares were issued as follows:

                    HOLDER                      NUMBER OF SHARES
----------------------------------------------  ----------------
Richard Kandel................................      1,000,000
Randall Davis.................................        333,333
Steven Etra...................................         66,667
Enviro-Clean..................................      2,000,000
C. Walter Stursburg...........................         66,667
HOM Advisors..................................        133,333
Mint Corp. of NY..............................         66,667
                                                   ----------
      Total...................................      3,666,667
                                                   ----------
                                                   ----------

     The principal of Mint Corp. of NY is Mr. Kandel. The principal of HOM Advisors is Robert Ocko.

     In August 1999, we raised additional capital of $625,000 through the issuance of 333,333 shares of common stock to sophisticated purchasers for $1.88 per share in reliance on the exemption under Section 4(2). These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No placement agent was engaged and no commissions were paid. The shares were issued as follows:

                    HOLDER                      NUMBER OF SHARES
----------------------------------------------  ----------------
Richard Kandel................................         66,666
K&S PSP.......................................        100,000
SRK Associates................................         10,667
Steven Etra...................................         92,000
Richard Etra..................................         26,667
Kenneth Etra..................................         37,333
                                                   ----------
                                                      333,333
                                                   ----------
                                                   ----------

     The principal of K&S PSP is Mr. Kandel. The principals of SRK Associates are Steven Etra, Richard Etra and Kenneth Etra.

     In September 1999, we issued 21,643 shares of our common stock to sophisticated individuals in reliance on the exemption under Section 4(2). 16,643 of these shares were issued in consideration of professional services rendered to us, including accounting services. The remaining 5,000 shares were issued to two persons upon becoming directors of b2bstores.com. These shares were valued at $216,430. Each person had the opportunity to meet with and ask questions of our executive officers about our business and plans. No placement agent was engaged and no commissions were paid. The shares were issued as follows:

                    HOLDER                      NUMBER OF SHARES
----------------------------------------------  ----------------
Jan Pasternack................................         10,000
Stephen Kirschner.............................          3,000
Irwin Gorelick................................          1,143
Neil Koenig...................................          2,500
Philip Ellett.................................          2,500
John Higgins..................................          2,500
                                                   ----------
                                                       21,643
                                                   ----------
                                                   ----------

ITEM 27. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.


EXHIBIT
 NUMBER   DESCRIPTION
--------  --------------------------------------------------------------------------------------------------------
 1.1       --   Form of Underwriting Agreement*
 3.1       --   Certificate of Incorporation*
 3.1(a)    --   Amendment to Certificate of Incorporation*
 3.2       --   By-Laws*
 3.2(a)    --   Amended Bylaws*
 4.1       --   Specimen Common Stock Certificate+
 4.2       --   Form of Representatives' Warrant Agreement, including form of Repesentatives' Warrant*
 5.1       --   Opinion of Graubard Mollen & Miller*
10.1       --   Employment Agreement with Woo Jin Kim*
10.2       --   Amended Employment Agreement with Richard Kandel+
10.3       --   Employment Agreement with Shannon Jessup*
10.4       --   Employment Agreement with Brian Wharton*
10.5       --   Employment Agreement with Jeffrey Crandell*
10.6       --   Employment Agreement with Mark Voorhis*
10.7       --   Form of Stock Option Agreement with Woo Jin Kim*
10.8       --   Form of Stock Option Agreement with Shannon Jessup*
10.9       --   Form of Stock Option Agreement with Brian Wharton*
10.10      --   Form of Stock Option Agreement with Jeffrey Crandell*
10.11      --   Form of Stock Option Agreement with Mark Voorhis*
10.12      --   Services Agreement with Netgateway(1)(2)
10.13      --   Lease for 249 East Ocean Boulevard, Long Beach, California*
10.14      --   Web Site Services Agreement between b2bstores.com and Enviro-Clean(1)+
10.15      --   1999 Performance Equity Plan*
10.16      --   Promissory Note with Enviro-Clean*
23.1       --   Consent of Graubard Mollen & Miller
                (included in the Opinion filed as Exhibit 5.1)*
23.2       --   Consent of BDO Seidman, LLP+
27.1       --   Financial Data Schedule*


------------------


    * Previously filed
    + Filed herewith.
    (1) We have requested or will request confidential treatment from the SEC for certain portions of these agreements.
    (2) Incorporated by reference to Exhibit 10.32 of the Registration Statement on Form S-1 filed by Netgateway, Inc. on November 12, 1999 (File No. 333-79751).

ITEM 28. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and
         (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (iv) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (5) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (6) If the issuer relies on Rule 430A under the Securities Act, the small business issuer will:

               (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

               (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND HAS AUTHORIZED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF NEW YORK ON THE 15TH DAY OF DECEMBER 1999.


                                          b2bstores.com Inc.

                                          By:        /s/ WOO JIN KIM
                                              ----------------------------------
                                                         Woo Jin Kim
                                                   Chief Executive Officer

     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:


                SIGNATURE                                    TITLE                          DATE
------------------------------------------  ---------------------------------------  -------------------
                         *                  Chairman of the Board and                  December 15, 1999
                 ---------------------      Director
                   Richard Kandel


                 /s/ WOO JIN KIM            Chief Executive Officer,                   December 15, 1999
                 ---------------------      President and Director
                     Woo Jin Kim


                         *                  Chief Financial Officer and                December 15, 1999
                 ---------------------      Chief Operating Officer
                     Mark Voorhis


                                            Director
                 ---------------------
                     John Higgins


                         *                  Director                                   December 15, 1999
                 ---------------------
                     Philip Ellett



------------------

* By power of attorney

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER    DESCRIPTION
--------   ---------------------------------------------------------------------------------------------------------

 1.1        --   Form of Underwriting Agreement*
 3.1        --   Certificate of Incorporation*
 3.1(a)     --   Amendment to Certificate of Incorporation*
 3.2        --   By-Laws*
 3.2(a)     --   Amended Bylaws*
 4.1        --   Specimen Common Stock Certificate+
 4.2        --   Form of Representatives' Warrant Agreement, including form of Repesentatives' Warrant*
 5.1        --   Opinion of Graubard Mollen & Miller*
10.1        --   Employment Agreement with Woo Jin Kim*
10.2        --   Amended Employment Agreement with Richard Kandel+
10.3        --   Employment Agreement with Shannon Jessup*
10.4        --   Employment Agreement with Brian Wharton*
10.5        --   Employment Agreement with Jeffrey Crandell*
10.6        --   Employment Agreement with Mark Voorhis*
10.7        --   Form of Stock Option Agreement with Woo Jin Kim*
10.8        --   Form of Stock Option Agreement with Shannon Jessup*
10.9        --   Form of Stock Option Agreement with Brian Wharton*
10.10       --   Form of Stock Option Agreement with Jeffrey Crandell*
10.11       --   Form of Stock Option Agreement with Mark Voorhis*
10.12       --   Services Agreement with Netgateway(1)(2)
10.13       --   Lease for 249 East Ocean Boulevard, Long Beach, California*
10.14       --   Web Site Services Agreement between b2bstores.com and Enviro-Clean(1)+
10.15       --   1999 Performance Equity Plan*
10.16       --   Promissory Note with Enviro-Clean*
23.1        --   Consent of Graubard Mollen & Miller
                 (included in the Opinion filed as Exhibit 5.1)*
23.2        --   Consent of BDO Seidman, LLP+
27.1        --   Financial Data Schedule*


------------------

   * Previously filed
   + Filed herewith.
   (1) We have requested or will request confidential treatment from the SEC for certain portions of these agreements.
   (2) Incorporated by reference to Exhibit 10.32 of the Registration Statement on Form S-1 filed by Netgateway, Inc. on November 12, 1999 (File No.333-79751).

                                                      REGISTRATION NO. 333-88511
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                    EXHIBITS
                                   FILED WITH
                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                               B2BSTORES.COM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                                    VOLUME I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------